SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Broadcom Corporation

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BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

March 30, 2009

Dear Fellow Shareholder:

You are cordially invited to attend our 2009 Annual Meeting of Shareholders, which will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, Thursday, May 14, 2009. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, shareholders will be asked to elect seven directors to serve for the coming year and ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009.

After more than 13 years of service, Alan E. Ross is retiring and will not be standing for re-election at the Annual Meeting. We would like to express our great appreciation for the significant and valuable contributions Lanny has made to Broadcom.

This year, in accordance with new rules adopted by the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send our shareholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe this new rule will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting and we urge you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you May 14th.

Sincerely,

Scott A. McGregor
President and Chief Executive Officer

BROADCOM CORPORATION
NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2009

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Broadcom Corporation, a California corporation, will be held at our corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, May 14, 2009, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the following persons to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified: George L. Farinsky, Nancy H. Handel, Eddy W. Hartenstein, John E. Major, Scott A. McGregor, William T. Morrow and Robert E. Switz.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All shareholders of record at the close of business March 16, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As an alternative to voting in person at the Annual Meeting, you can vote your shares electronically over the Internet, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. For detailed information regarding voting instructions, please refer to the section entitled “How do I vote?” on page 2 of the Proxy Statement.

For admission to the Annual Meeting, each shareholder will be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock as of the record date, such as a brokerage statement, proxy card or voting instruction form reflecting stock ownership.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur Chong
Irvine, California March 30, 2009	Senior Vice President, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR IF YOU RECEIVE A PAPER PROXY CARD OR VOTING INSTRUCTION FORM, YOU MAY MAIL THE COMPLETED PROXY CARD OR VOTING INSTRUCTION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INTERNET AVAILABILITY OF PROXY MATERIALS

THIS YEAR, IN ACCORDANCE WITH NEW RULES ADOPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, WE ARE USING THE INTERNET AS OUR PRIMARY MEANS OF FURNISHING PROXY MATERIALS TO OUR SHAREHOLDERS. CONSEQUENTLY, MOST SHAREHOLDERS WILL NOT RECEIVE PAPER COPIES OF OUR PROXY MATERIALS. WE WILL INSTEAD SEND OUR SHAREHOLDERS A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WITH INSTRUCTIONS FOR ACCESSING OVER THE INTERNET THE PROXY MATERIALS, INCLUDING OUR PROXY STATEMENT AND ANNUAL REPORT, AND VOTING ELECTRONICALLY OVER THE INTERNET. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS ALSO PROVIDES INFORMATION ON HOW SHAREHOLDERS MAY OBTAIN PAPER COPIES OF OUR PROXY MATERIALS IF THEY SO CHOOSE. WE BELIEVE THIS NEW RULE WILL HELP BROADCOM REDUCE THE ENVIRONMENTAL IMPACT AND COSTS OF PRINTING AND DISTRIBUTING PAPER COPIES AND IMPROVE THE SPEED AND EFFICIENCY BY WHICH YOU CAN ACCESS THESE MATERIALS. IF YOU PREVIOUSLY ELECTED TO RECEIVE OUR PROXY MATERIALS ELECTRONICALLY, THESE MATERIALS WILL CONTINUE TO BE SENT VIA EMAIL UNLESS YOU CHANGE YOUR ELECTION.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation in the United States, certain other countries and/or the EU. The Nasdaq Stock Market® is a trademark and Nasdaq Global Select Marketsm is a service mark of The Nasdaq Stock Market, Inc. Any other trademarks or trade names mentioned are the property of their respective owners.

©2009 Broadcom Corporation. All rights reserved.	This proxy statement is printed on recycled paper.

BROADCOM CORPORATION

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2009

*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission (SEC).

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2009

The enclosed proxy is solicited on behalf of the Board of Directors of Broadcom Corporation, a California corporation, for use at our 2009 Annual Meeting of Shareholders to be held May 14, 2009 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California. Directions to attend the meeting can be found on our website at www.broadcom.com/investors. The proxy solicitation materials were first sent on or about March 30, 2009 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At this year’s Annual Meeting, shareholders will be asked to elect seven directors, ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this proxy statement.

Who is entitled to vote?

To be able to vote, you must have been a shareholder March 16, 2009, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 429,650,161 shares of our Class A common stock, par value $0.0001 per share, and 61,491,929 shares of our Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding on the record date. The Class A common stock and the Class B common stock are collectively referred to in this proxy statement as the common stock.

Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

How many votes do I have?

Holders of common stock will vote at the Annual Meeting as a single class on all matters. Each holder of Class A common stock is entitled to one vote per share held, and each holder of Class B common stock is entitled to ten votes per share held. As a result, a total of 1,044,569,451 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing 522,284,726 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

What vote is required for each item?

For Proposal One, the seven nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. Abstentions will have no effect on the outcome of the election of candidates for director. Additionally, the election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist with respect to Proposal One. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposal Two, ratification of KPMG LLP as our independent registered public accounting firm, requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2009 is a matter on which a broker or other nominee is generally empowered to vote and therefore no broker non-votes are expected to exist with respect to Proposal Two.

How do I vote?

If you are a “registered holder,” that is your shares are registered in your own name through our transfer agent, and you are viewing this proxy over the Internet you may vote electronically over the Internet. For those shareholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Those shareholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from your record holder that must be followed for your record holder to vote your shares per your instructions. Your broker will be sending you a Notice of Internet Availability which contains instructions on how to access the website to vote your shares. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Shareholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this proxy statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically will be counted in the quorum and voted. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Wednesday, May 13, 2009.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form?

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted (i) FOR the election of each of the seven nominees to our Board of Directors listed in the proxy, (ii) FOR the approval of Proposal Two, and (iii) in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, as well as any procedural matters. If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your broker may exercise its discretionary authority to vote on Proposals One and Two.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Annual Meeting by voting again electronically over the Internet or telephone, or by filing a notice of revocation or another proxy card with a later date with our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. If you are a registered shareholder and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting; please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

How and when may I submit a shareholder proposal for the 2010 Annual Meeting of Shareholders?

In the event that a shareholder desires to have a proposal considered for presentation at the 2010 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than November 30, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

Broadcom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice in writing to our Secretary not less than sixty days and not more than ninety days prior to the first anniversary of the date on which the notice of the prior year’s annual meeting of shareholders was first mailed. To be timely for the 2010 Annual Meeting of Shareholders, a shareholder’s notice must be received by our Secretary between December 30, 2009 and January 29, 2010. The notice must comply with all of the requirements set forth in our bylaws.

The proxy solicited by our Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any nominee or proposal presented by a shareholder at the meeting for which Broadcom has not been properly provided with notice between December 30, 2009 and January 29, 2010, and (ii) any proposal made in accordance with our bylaw provisions, if the 2010 proxy statement briefly describes the nature of the matter and how management’s proxy holders intend to vote on it, provided that the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

To forward any shareholder proposals or notices of proposals or to receive a copy of our bylaws write to the Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors, referred to in this proxy statement as the Board, currently consists of eight members: George L. Farinsky, Nancy H. Handel, Eddy W. Hartenstein, John E. Major (Chairman of the Board), Scott A. McGregor, William T. Morrow, Alan E. Ross, and Robert E. Switz. After more than 13 years of service, Mr. Ross is retiring and will not be standing for re-election at the Annual Meeting. The Board believes that good corporate governance is paramount to ensure that Broadcom is managed for the long-term benefit of our shareholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, they look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, and the listing standards of The Nasdaq Stock Market®, referred to in this proxy statement as Nasdaq.

Our Board has Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer. In addition, the Board has adopted a Code of Ethics and Corporate Conduct, referred to in this proxy statement as the Code of Ethics, that applies to all of our employees, directors and officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view our Code of Ethics and our Corporate Governance Guidelines on our website at www.broadcom.com/investors or request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating & Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcom in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating & Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by Nasdaq, additional criteria set forth in our Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Broadcom.

In March 2009 the Board determined that all of its then current directors and nominees for election at the Annual Meeting are independent under these standards, except for Mr. McGregor, who serves full-time as our President and Chief Executive Officer. In making its independence determinations, the Board considered Mr. Ross’ former role as our Chief Operating Officer from November 2002 until January 2003 and as President and Chief Executive Officer from January 2003 until January 2005. Under applicable Nasdaq rules and in the Board’s subjective determination, Mr. Ross, who previously served as an independent director until November 2002, became independent once again on January 3, 2008.

Shareholder Communications with the Board

The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual Board member. The Chairman of the Board, Mr. Major, with the assistance of our internal Legal Department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that Mr. Major considers important for the directors to consider. Shareholders who wish to communicate with the Board may write to Chairman of the Board, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Board Committees and Meetings

The Board held 16 meetings during 2008. Each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2008. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2008. Additionally, the independent directors met in executive session regularly without the presence of management. The Chairman of the Board, currently Mr. Major, presides over executive sessions of the independent directors.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and expect that all of our directors will attend the annual meeting, absent a valid reason. All seven nominees who were elected to serve as directors at the 2008 Annual Meeting of Shareholders attended the meeting.

The Board has established four principal committees: the Audit Committee, the Compensation Committee, the Equity Award Committee, and the Nominating & Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s current charter is available on our website at www.broadcom.com/investors. The current chairs and members of the committees are identified in the following table:

(1)	Mr. Major also served as a member of the Audit Committee through June 18, 2008.

The Board and its committees will be reconstituted following the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time.

Audit Committee.  The Board has determined that each member of the Audit Committee is “independent” under the current Nasdaq listing standards and satisfies the other requirements under Nasdaq listing standards and SEC rules regarding audit committee membership. The Board has also determined that each member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards. The committee held 11 meetings during 2008.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to shareholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the portions of our Code of Ethics that relate to the integrity of accounting and financial reporting; and by engaging and determining the compensation of our independent registered public accounting firm and overseeing its performance, qualifications and independence. The committee’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices, may be found on our website at www.broadcom.com/investors.

The Audit Committee meets in executive session with our independent registered public accounting firm, and the independent registered public accounting firm has unrestricted access and reports directly to the committee. The Audit

Committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009, and the Board is recommending that the shareholders ratify that appointment at the Annual Meeting.

Compensation Committee.  The Board has determined that each member of the Compensation Committee is “independent” under the current Nasdaq listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. The Compensation Committee held 17 meetings during 2008.

Scope and Authority of Compensation Committee.  Among other responsibilities set forth in its charter, the Compensation Committee determines our overall policies on compensation and the compensation to be provided to our executive officers, including, among other things, annual salaries and bonuses, restricted stock unit awards, referred to in this proxy statement as RSUs, other stock-based awards, stock options, and other incentive compensation arrangements. In addition, the Compensation Committee reviews the philosophy and policies behind the salary, bonus and equity compensation arrangements for all other employees. The Compensation Committee has the exclusive authority to administer and grant RSUs, stock options and stock appreciation rights, and to make direct stock issuances and other stock-based awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan, as amended and restated, referred to in this proxy statement as our 1998 Stock Incentive Plan, with respect to executive officers. Both the Compensation Committee and the Equity Award Committee have authority to grant equity awards to all other individuals.

Role of Officers and Compensation Consultants in Recommending Compensation.  The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Human Resources and Legal Departments. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our Chief Financial Officer, our General Counsel, representatives from our Human Resources department, and other employees with functional responsibilities related to the committee’s work. Under its charter, the Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee retained Frederic W. Cook & Co., Inc. as its independent compensation consultant in 2008. During 2008 Broadcom did not engage Frederic W. Cook & Co. for any additional services beyond its work performed for the Compensation Committee.

The Human Resources department supports the Compensation Committee in its duties and, together with the Chief Executive Officer, may be given authority to carry out certain administrative duties regarding our compensation programs. Frederic W. Cook & Co. works with our Human Resources Department (at the request of the Compensation Committee) to compile and acquire compensation surveys for review by the Compensation Committee and to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. Our Human Resources Department also compiles annual compensation data for each executive officer. In addition, our Chief Executive Officer annually reviews the compensation of each of our other executive officers, measuring their compensation levels against individual performance objectives developed annually by him and the respective executive officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual equity awards, are presented by our Chief Executive Officer to the Compensation Committee. The Compensation Committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer. The Compensation Committee members typically meet in executive session to consider compensation awards for executives and in other appropriate circumstances.

Additional information concerning the compensation policies and objectives established by the Compensation Committee and the respective roles of our Chief Executive Officer and Frederic W. Cook & Co. in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table on page 47, referred to in this proxy statement as our named executive officers, is included under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis.” The Compensation Committee Report for 2008 may be found on page 46 of this proxy statement.

Timing of Equity Awards.  Equity awards, together with cash bonuses and salary increases, are typically made on an annual basis to continuing employees after a review of the prior year’s performance of each employee. Such equity awards are made subject to guidelines that have been approved by the Compensation Committee in advance. In November 2007 the Compensation Committee adopted a policy on timing of equity awards to officers and other employees. Under the policy, stock option grants made to employees in connection with the annual review process will normally be granted two business days following the public release of Broadcom’s financial results for a completed fiscal period. Prior to the adoption of the policy, these grants were generally made during an open trading window, but not necessarily within two business days following the release of financial results. Awards of RSUs to employees in connection with the annual review process will be made at the next regularly scheduled quarterly date for the grant of RSUs following approval by the applicable committee of the management-recommended awards.

Equity Award Processes and Procedures.  In August 2006 the Compensation and the Equity Award Committees adopted new equity award processes and procedures applicable to all equity awards as follows:

•	If there are proposed equity awards for consideration, the committees will meet on the fifth day of the month, or on the next earlier business day if the fifth day falls on a weekend or holiday, to consider the proposed awards. Both committees refrain from using unanimous written consents to approve equity awards.

•	Before each meeting, each committee receives a report detailing proposed new hire, patent incentive and other equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the number of RSUs and/or options proposed to be granted, (iii) proposed vesting schedules, and (iv) whether the grant is within the equity award guidelines set by the Compensation Committee. The reports are delivered to the members of each committee before the meeting.

•	Each meeting convenes after the close of regular trading hours on the Nasdaq Global Select MarketSM and is attended by an in-house attorney who records minutes of the meeting.

•	Each committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals. If the equity awards are approved, the grant date is the date of such approval. Employees are notified promptly of the awards granted to them.

•	Annual equity awards made to continuing employees are made in connection with our annual employee reviews as described above.

Equity Award Committee.  The Equity Award Committee is responsible for administering the Discretionary Grant and Stock Issuance Programs under our 1998 Stock Incentive Plan with respect to eligible individuals other than our officers and directors. In 2008, the committee held 13 meetings.

Nominating & Corporate Governance Committee.  The Board has determined that each member of the Nominating & Corporate Governance Committee is “independent” under the current Nasdaq listing standards. The committee held six meetings during 2008.

The Nominating & Corporate Governance Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines, Code of Ethics and Conflicts of Interest Policy and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The committee is also responsible for recommending director nominees for election at each annual meeting of shareholders and for the review and approval of related party transactions.

Additionally, the committee periodically reviews the compensation payable to non-employee directors and administers the selection process for nominees for appointment or election to the Board. The committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time candidates are considered and recommends candidates to be nominated for appointment or election to the Board.

Criteria for Director Nominees.  The Board believes that it should be composed of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and wired and wireless communications technologies. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.

When considering a candidate for director, the committee takes into account a number of factors, including the following:

•	Independence from management;

•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

•	Education and professional background;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses as a director, executive or owner;

•	Personal conflicts of interest, if any; and

•	The size and composition of our existing Board.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred.

Prior to nominating a sitting director for re-election at an annual meeting of shareholders, the committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the committee has in the past used and may continue to use the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable. The committee may also ask the candidate to meet with other members of the Board and with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.

Shareholder Recommendations for Nominations to the Board of Directors.  The Nominating & Corporate Governance Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than one percent (1%) of the then outstanding shares of common stock of Broadcom and that has beneficially owned those shares for at least one year. The committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to Chair, Nominating & Corporate Governance Committee, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. Prior to making such a recommendation, shareholders are requested to contact the Chair of the Nominating & Corporate Governance Committee to obtain a list of backgrounds that the committee would consider for potential director nominees, given the Board’s then current composition. A shareholder recommendation must contain the following information:

•	Documentation supporting that the writer is a shareholder of Broadcom and has been a beneficial owner of shares representing more than one percent (1%) of our then outstanding shares of common stock for at least one year, and a statement that the writer is recommending a candidate for nomination as a director;

•	A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	The number of shares of our common stock beneficially owned by the candidate;

•	A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Broadcom, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board or jeopardize the independent standing of our independent registered public accounting firm;

•	Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder and the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	A signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Nominating & Corporate Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any shareholder in connection with the election of directors at the Annual Meeting. Any shareholder that desires to recommend a candidate for nomination to the Board to be considered for election at our 2010 Annual Meeting of Shareholders is strongly encouraged to do so no later than November 30, 2009, the date that annual meeting proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Information about the Annual Meeting and Voting.”

Special Litigation Committee.  The Special Litigation Committee is a temporary committee of the Board, composed entirely of disinterested independent directors, formed in 2007 to evaluate the claims made in certain shareholder derivative actions, to assess whether the continuation of those actions or pursuit of those claims by or on behalf of Broadcom is in our best interests, and, to the extent the Special Litigation Committee decides that pursuing any of those claims is in our best interests, to make any and all decisions on behalf of Broadcom regarding the litigation, settlement, or other disposition of such claims. Ms. Handel and Messrs. Major and Switz serve on the Special Litigation Committee. Ms. Handel serves as Chair. The Special Litigation Committee held 27 meetings in 2008.

Compensation of Non-Employee Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Broadcom as well as the experience level we require to serve on the Board. The Board, through its Nominating & Corporate Governance Committee, annually reviews the compensation arrangements and compensation policies for non-employee Board members. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Nominating & Corporate Governance Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

Each non-employee director receives an annual cash retainer fee of $75,000. The Chair of the Audit Committee receives an additional $25,000 annual cash retainer fee, and the Chairs of the Compensation and Nominating & Corporate Governance Committees and the Chairman of the Board each receives an additional $10,000 annual cash retainer fee. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

In February 2008 the Board approved a cash compensation arrangement for the members of its Special Litigation Committee. Each Committee member receives $15,000 in cash compensation per quarter, and the Chair of the Committee, currently Ms. Handel, receives an additional $5,000 in cash compensation per quarter. The compensation arrangement was approved in recognition of the substantial amount of time each individual is dedicating to activities of the committee.

There are no cash fees payable for attendance at Board or committee meetings.

Equity Compensation

Under the Director Automatic Grant Program of our 1998 Stock Incentive Plan, since June 2008 each new and continuing non-employee director automatically receives RSUs that cover shares of our Class A common stock in accordance with the following specified parameters:

•	Annual Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. There is no limit on the number of such annual RSUs any one non-employee director may receive over his or her period of Board service.

•	Initial Grant. Each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting of shareholders will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. Each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a RSU award covering that number of shares of our Class A common stock determined first by multiplying the $300,000 annual dollar amount by a fraction, the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that pro-rated dollar amount by the fair market value per share of our Class A common stock on such commencement date.

Each RSU award vests in a series of one or more successive equal quarterly installments over the period measured from the date the award is made and ending no later than the next succeeding 5th day of May. The quarterly vesting dates occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional RSUs following his or her cessation of Board service, unless such cessation of Board service should occur by reason of his or her death or disability, in which case all outstanding unvested RSUs will immediately vest. The RSUs will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities laws. However, the Compensation Committee may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements in effect under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, the issuance of the underlying shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

In 2007 and prior years our non-employee directors received a combination of stock options and RSU awards.

Compensation of Employee Directors

Dr. Henry Samueli, who served as Chairman of the Board through May 13, 2008, and Mr. McGregor were compensated as full-time employees but received no additional compensation for their service as Board members during 2008. Information regarding the compensation awarded to each of Mr. McGregor and Dr. Samueli is included in the Summary Compensation Table on page 47 of this proxy statement.

Non-Employee Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2008:

	Fees Earned or	Stock	Option
Director	Paid in Cash(2)	Awards(3)(5)	Awards(4)(5)	Total

George L. Farinsky	$100,000	$252,575	$36,589	$389,164
Nancy H. Handel	155,000	452,264	209,322	816,586
Eddy W. Hartenstein	39,966	195,657	0	235,623
John E. Major	150,328	252,575	36,589	439,492
William T. Morrow	39,966	195,657	0	235,623
Alan E. Ross	75,000	252,575	36,589	364,164
Robert E. Switz	145,000	252,575	36,589	434,164
Maureen E. Girkins(1)	35,143	75,866	36,589	147,598
Werner F. Wolfen(1)	39,829	56,917	36,589	133,335

(1)	Ms. Girkins and Mr. Wolfen served as directors through June 18, 2008.

(2)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board and the additional fees payable to members of the Special Litigation Committee, see the disclosure above under “Cash Compensation.”

(3)	The amounts shown are the compensation costs recognized in our financial statements for 2008 with respect to RSUs granted to each non-employee director in 2008 and prior years under the 1998 Stock Incentive Plan, to the extent we recognized compensation cost in 2008 for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, referred to in this proxy statement as SFAS 123R. The reported compensation costs are based on the grant date fair value of each RSU award. Such grant-date fair value was calculated based on the fair market value of the underlying shares of Class A common stock on the award date and was not adjusted to take into account any estimated forfeitures. In connection with her departure from the Board, Ms. Girkins forfeited 12,501 RSUs.

Each RSU entitles the director to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. The actual value that a director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded.

On June 19, 2008, the date of the 2008 Annual Meeting of Shareholders, each of the following non-employee directors received an RSU award under the Director Automatic Grant Program covering 11,022 shares of our Class A common stock: Ms. Handel and Messrs. Farinsky, Hartenstein, Major, Ross and Switz. Mr. Morrow, who was appointed to the Board on June 19, 2008, immediately after the 2008 Annual Meeting, also received an RSU award under the Director Automatic Grant Program covering 11,022 shares of our Class A common stock. The grant date fair value of the RSUs was $27.22 per share, for a total grant date fair value of $300,019. For the vesting schedule in effect for such RSUs, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

(4)	The amounts shown are the compensation costs recognized in our financial statements for 2008 with respect to stock options granted to each non-employee director in 2007 and prior years under the 1998 Stock Incentive Plan, to the extent we recognized compensation cost in 2008 for such awards in accordance with the provisions of SFAS 123R. Such compensation costs are based on the grant date fair value of those options determined pursuant to a Black-Scholes option pricing model, with no adjustment to reflect estimated forfeitures. For a discussion of the valuation assumptions used in the SFAS 123R calculations of the grant-date fair value of such options, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008, referred to in this proxy statement as our 2008 Form 10-K. Prior to 2008 non-employee directors received stock options as part or all of their equity compensation. In 2008 the non-employee director equity compensation program (under the Director Automatic Grant Program) was amended to provide only RSUs. In connection with her departure from the Board, Ms. Girkins forfeited 37,500 stock options.

The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the grant date value estimated by the Black-Scholes model.

(5)	The following table shows the total number of shares of our Class A common stock subject to RSUs and option awards (vested and unvested) outstanding for each non-employee director as of December 31, 2008:

	Total RSU Awards	Total Option Awards
Director	Outstanding	Outstanding

George L. Farinsky	5,511	166,250
Nancy H. Handel	18,012	95,000
Eddy W. Hartenstein	5,511	0
John E. Major	5,511	76,250
William T. Morrow	5,511	0
Alan E. Ross	5,511	20,000
Robert E. Switz	5,511	128,750
Maureen E. Girkins	0	57,500
Werner F. Wolfen	0	196,250

Director Share Ownership Policy

In April 2005 the Board established a share ownership policy for members of the Board. The policy was amended in August 2006 to increase the share ownership requirements. Pursuant to the amended policy, directors who held office October 31, 2005 must accumulate and continue to hold beneficial ownership of the following minimum numbers of shares of our common stock as of each respective date indicated:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares

Only shares actually owned (as shares or as shares underlying deferred vested RSUs) will count towards the share ownership requirement. An individual who first becomes a director after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of the date he or she commences service as a director. The required level of ownership will thereafter increase in annual increments of 1,000 shares as of each ensuing anniversary date, to a minimum ownership requirement of 5,000 shares after five years of Board service. All of our current directors are in compliance with this policy.

In March 2008 the Board approved an amendment to the share ownership policy. Under the revised policy, as of December 31, 2011 directors will be required to own shares of Broadcom stock equal in value to at least four times the annual cash retainer paid to non-employee directors.(1) A director who joins the Board after December 31, 2011 will have until the end of the second full calendar year following his or her election to the Board to become compliant with the policy. Until December 31, 2011, the applicable share ownership policy will be as described in the preceding paragraphs.

(1) The annual cash retainer paid to non-employee Board members does not include additional cash retainers paid to the chairs of the Board’s committees, to the Chairman of the Board or to the members of the Special Litigation Committee.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the 2008 Annual Meeting of Shareholders seven nominees were elected by the shareholders to hold office until the next annual meeting of shareholders. Immediately following the meeting, in accordance with the provisions of our Bylaws, the Board passed a resolution to increase the fixed number of directors on the Board from seven to eight and appointed William T. Morrow to the Board. Mr. Morrow is standing for election by the shareholders at this Annual Meeting for the first time. He was first identified as a candidate by a third party search firm and was recommended for appointment by the Nominating & Corporate Governance Committee.

After more than 13 years of service, Alan E. Ross is retiring and will not be standing for re-election at the Annual Meeting. As a result, the Board has passed a resolution that will reduce the fixed number of directors on the Board from eight to seven directors immediately prior to the commencement of the Annual Meeting. Accordingly, seven directors are to be elected to our Board at the Annual Meeting, to hold office until the next annual meeting of shareholders and/or until their successors are duly elected and qualified, except in the case of their earlier death, resignation or removal. You cannot vote for a greater number of persons than the nominees named (seven). Each of the nominees listed below has been nominated for re-election by our existing Board upon the recommendation of its Nominating & Corporate Governance Committee.

The following table sets forth certain information as of March 16, 2009 concerning the nominees for director:

		Director
Name	Age	Since	Positions with Broadcom

George L. Farinsky(1)	74	2002	Director
Nancy H. Handel(2)	57	2005	Director
Eddy W. Hartenstein(3)	58	2008	Director
John E. Major(4)	63	2003	Chairman of the Board
Scott A. McGregor(5)	52	2005	President, Chief Executive Officer and Director
William T. Morrow(6)	49	2008	Director
Robert E. Switz(7)	62	2003	Director

(1)	Chair of the Audit Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Chair of the Compensation Committee, Member of the Equity Award and Nominating & Corporate Governance Committees.
(5)	Chair of the Equity Award Committee.
(6)	Member of the Nominating & Corporate Governance Committee.
(7)	Chair of the Nominating & Corporate Governance Committee and Member of the Audit Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Each of the nominees has consented to be named and to serve if elected. Should any nominee become unavailable to serve for any reason, the proxies will be voted by the proxy holders for such other person or persons as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board.

Following is a brief description of the business experience and educational background of each of the nominees for director, including their business experience in which he or she has served during the past five years:

George L. Farinsky has been a director since February 2002. Mr. Farinsky has been retired since 1991 and served as a consultant until 2000. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, Mr. Farinsky held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Industries Corporation, Kaiser Resources, Ltd., Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a B.S. in Business Administration from the University of San Francisco and is a certified public accountant licensed in California, but is not engaged in public practice.

Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October

2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. She received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

Eddy W. Hartenstein has been a director since May 2008. Mr. Hartenstein has been Publisher and Chief Executive Officer of the Los Angeles Times, which is owned by the Tribune Company, since August 2008. In December 2008 the Tribune Company filed for Chapter 11 bankruptcy protection. From December 2005 through May 2008, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a special purpose acquisition company which dissolved and distributed assets to its investors in May 2008. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein currently serves as a director of SanDisk Corporation, a supplier of flash memory devices, and SIRIUS XM Radio Inc., a satellite radio service company. He is a Member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, received an Emmy® Award for lifetime achievement from the National Academy of Television Arts and Sciences in 2007, and was inducted into the Consumer Electronics Hall of Fame in 2008. Mr. Hartenstein received B.S. degrees in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology.

John E. Major has been a director since January 2003.  In May 2008 Mr. Major was elected Chairman of the Board. In January 2003 he founded MTSG, a strategic consulting and investment company of which he serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998 he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr Major is a director of three other public companies: Lennox International, Inc., a provider of climate control solutions; Littelfuse Inc., a provider of circuit protection solutions; and ORBCOMM Inc., a global satellite data communications company. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University.

Scott A. McGregor has served as our President and Chief Executive Officer and as a director since January 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductors, a diversified semiconductor supplier and a division of Netherlands-based Royal Philips Electronics, from September 2001 through October 2004, and a member of the Group Management Committee of Royal Philips Electronics from September 2001 through December 2004. From February 1998 until September 2001, Mr. McGregor served as the head of the Emerging Business unit of the Philips Semiconductors division and as Executive Vice President of Philips Semiconductors’ Communications Businesses. Prior to his employment at Philips, Mr. McGregor held senior positions at the Xerox Palo Alto Research Center, Microsoft Corporation, Digital Equipment Corporation (now a part of Hewlett-Packard Company) and the Santa Cruz Operation Inc. (SCO). He received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University.

William T. Morrow has been a director since June 2008. Mr. Morrow has been Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband services, since March 2009. From September 2008 to March 2009 Mr. Morrow managed his personal investments. From July 2007 to September 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 2006 to June 2007, he served as its President and Chief Operating Officer. From May 2006 to July 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 2005 through April 2006, he served as President of Vodafone KK. From February 2004 to March 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 2001 to January 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is also a director of Openwave Systems, Inc., a publicly held software applications and infrastructure company. Mr. Morrow has a A.S. degree in electrical engineering from Condie College, and a B.A. degree in business administration degree from National University.

Robert E. Switz has been a director since May 2003.  Mr. Switz has been President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, since August 2003, and from 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer, Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003 and was appointed Chairman of the Board in August 2008. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Micron Technology, Inc., a publicly-held semiconductor company. Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.

Director Not Standing for Re-Election

Alan E. Ross, a director since November 1995, is retiring as a director this year and consequently will not be standing for re-election to the Board at the Annual Meeting. He is currently an independent venture capitalist. From January 2003 until January 2005, Mr. Ross served as Broadcom’s President and Chief Executive Officer. Previously he served as our Chief Operating Officer from November 2002 until January 2003. Mr. Ross served as Chairman of the Board and Chief Executive Officer of Worldwide Semiconductor Manufacturing Corporation from 1996 until April 1999. In addition, he served as Chief Executive Officer of Gambit Automated Design, Inc., an integrated circuit and tool manufacturer, from 1997 until 1998, and as President of Rockwell Telecommunications Group from 1990 to 1995. Mr. Ross received a B.S. in Industrial Management from San Diego State University.

Litigation involving Directors, Officers and Affiliates

Messrs. Farinsky, Major, McGregor, Ross and Switz and Ms. Handel, each a current member of the Board, Dr. Henry Samueli (our former Chief Technical Officer and former Chairman of the Board, who remains employed with us in a non-officer role), Dr. Henry T. Nicholas III (our former President and Chief Executive Officer and former Co-Chairman of the Board), and certain other former officers and/or directors each were named as defendants in some or all of a series of shareholder derivative actions, purportedly brought on Broadcom’s behalf, and consolidated as In re Broadcom Corp. Derivative Litigation, Case No. CV06-3252 R (CWx), in United States District Court for the Central District of California and In Re Broadcom Corporation Derivative Litigation, Case No. 06-CC-00124, in Orange County Superior Court. The plaintiffs in those actions contend, among other things, that the defendants improperly dated or received certain Broadcom employee stock option grants and that the defendants’ conduct violated United States and California securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our financial statements. The plaintiffs seek, among other things, unspecified damages and disgorgement of profits from the alleged conduct, to be paid to Broadcom. In January 2007 the Superior Court granted defendants’ motion to stay the state derivative action pending resolution of the federal derivative action. In March 2007 the court denied defendants’ motion to dismiss the federal derivative action, which argued that the shareholder plaintiffs lacked standing to assert claims on behalf of Broadcom. In May 2007 the Board established a Special Litigation Committee to review the status of the cases and determine the course of action Broadcom should pursue in respect of the claims asserted in these cases. The Special Litigation Committee is currently engaged in its review.

Broadcom, Dr. Samueli, Mr. McGregor, Bruce E. Kiddoo (our former Corporate Controller) and William J. Ruehle (our former Chief Financial Officer) were named as defendants in a purported consolidated shareholder class action, In re Broadcom Corp. Securities Litigation, Case No. CV06-5036 R (CWx), in United States District Court for the Central District of California, alleging violations of the Exchange Act. The essence of the plaintiffs’ allegations is that Broadcom improperly backdated stock options, resulting in false or misleading disclosures concerning, among other things, Broadcom’s business and financial condition. Plaintiffs also allege that Broadcom failed to account for and pay taxes on stock options properly, that the individual defendants sold Broadcom stock while in possession of material nonpublic information, and that the defendants’

conduct caused artificial inflation in Broadcom’s stock price and damages to the putative plaintiff class. In October 2007 a federal appeals court resolved a dispute regarding the appointment of lead class counsel. In March 2008 the district court judge entered a revised order appointing lead counsel. The lead plaintiff filed an amended consolidated class action complaint in late April 2008, naming additional defendants, including David A. Dull (our former Senior Vice President, Business Affairs, General Counsel and Secretary), Dr. Nicholas, Werner F. Wolfen, a former member of the Board; and Messrs. Farinsky and Ross, each a current member of our Board, and Ernst & Young LLP (our former independent registered public accounting firm), and removing Mr. McGregor and Mr. Kiddoo as defendants. In October 2008 the district judge granted defendants’ motions to dismiss with leave to amend, and the lead plaintiff filed an amended complaint. In November 2008 defendants filed motions to dismiss. In February 2009 these motions were denied except with respect to Ernst & Young LLP and Mr. Farinsky, which motions to dismiss were granted with leave to amend, and with respect to Dr. Nicholas, which was granted without leave to amend. The lead plaintiff has filed a notice that it does not intend to amend its complaint with respect to Ernst & Young LLP and Mr. Farinsky and the time for them to do so has expired. Accordingly, Ernst & Young LLP and Mr. Farinsky have been dismissed. We intend to defend the consolidated class action vigorously.

We have indemnification agreements with each of our present and former directors and officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, arising from the securities litigation described above and the pending SEC and U.S. Attorney’s Office investigations described below (subject to certain exceptions, including liabilities arising from willful misconduct, from conduct knowingly contrary to the best interests of Broadcom, or conduct that is knowingly fraudulent or deliberately dishonest or results in improper personal benefit). For an additional discussion regarding our indemnification agreements, see “Certain Relationships and Related Transactions” on page 61 of this proxy statement.

In June 2006 we received an informal request for information from the staff of the Los Angeles regional office of the SEC regarding our historical option granting practices. In December 2006 the SEC issued a formal order of investigation and a subpoena for the production of documents. In July 2007 we received a “Wells Notice” from the SEC in connection with this investigation. Dr. Samueli also received a Wells Notice at that time. In August 2007 Mr. Dull, also received a Wells Notice. The Wells Notices provide notification that the staff of the SEC intends to recommend to the Commission that it bring a civil action against the recipients for possible violations of the securities laws. Under the process established by the SEC, recipients have the opportunity to respond in writing to a Wells Notice before the SEC staff makes any formal recommendation to the Commission regarding what action, if any, should be brought by the SEC. In April 2008 the SEC brought a complaint against Broadcom alleging violations of the federal securities laws, and we entered into a settlement with the SEC. Without admitting or denying the SEC’s allegations, we agreed to pay a civil penalty of $12.0 million and stipulated to an injunction against future violations of certain provisions of the federal securities laws. The settlement was approved by the United States District Court for the Central District of California Court in late April 2008, thus concluding the SEC’s investigation of this matter with respect to Broadcom.

In May 2008 the SEC filed a complaint in the United States District Court for the Central District of California (Case No. SACV08-539 CJC (RNBx)) against Dr. Samueli, Mr. Dull and two other former executive officers of Broadcom, relating to the SEC’s previously-disclosed investigation of the company’s historical stock option granting practices. The SEC’s civil complaint alleges that Dr. Samueli and Mr. Dull, along with the other defendants, violated the anti-fraud provisions of the federal securities laws, falsified books and records, and caused the company to report false financial results. The SEC’s complaint seeks to: (i) enjoin the defendants from future violations of the securities laws; (ii) require Mr. Dull and another defendant to disgorge any ill-gotten gains and pay prejudgment interest; (iii) require all defendants to pay civil monetary penalties; (iv) require two defendants to disgorge bonuses and stock sales profits pursuant to Section 304 of the Sarbanes-Oxley Act of 2002; (v) bar all defendants from serving as officers or directors of a public company; and (vi) provide other appropriate relief. Pending resolution of the SEC action, Dr. Samueli has taken a leave of absence from his position as an executive officer of Broadcom and he resigned from his position as Chairman and a member of the Board of Directors. Mr. Dull’s employment with Broadcom terminated February 28, 2009. We do not know when the investigation will be resolved with respect to Dr. Samueli and/or Mr. Dull or what actions, if any, the SEC may require either to take in resolution of the investigation against them personally.

In August 2006 we were informally contacted by the U.S. Attorney’s Office for the Central District of California, an arm of the United States Department of Justice referred to in this proxy statement as the USAO, and asked to produce documents. From 2006 through 2009 we have voluntarily provided documents and data to the USAO. We have also produced documents pursuant to grand jury subpoenas. In June 2008 Dr. Nicholas and Mr. Ruehle were named in an indictment relating to alleged stock options backdating at Broadcom. Also, in June 2008 Dr. Samueli pled guilty to making a materially false statement to the SEC in connection with its investigation of alleged stock options backdating at the company. In September 2008 the United

States District Court for the Central District of California rejected Dr. Samueli’s plea agreement. Dr. Samueli has appealed the ruling in the United States Court of Appeals for the Ninth Circuit. Any further action by the SEC, the U.S. Attorney’s Office or other governmental agency could result in additional civil or criminal sanctions and/or fines against us and/or certain of our current or former officers, directors and/or employees. We are continuing to cooperate with the USAO in its investigation.

For further information regarding the foregoing litigation and related requests for information from the SEC and the USAO, see Note 11 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2008 Form 10-K.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the seven nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted for such other person(s) as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Votes cast for the election of any nominee who has become unavailable will be disregarded.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, our independent registered public accounting firm during 2008, to serve in the same capacity for the year ending December 31, 2009, and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since March 13, 2008. See “Changes In Independent Registered Public Accounting Firm” below.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009, the appointment will be reconsidered by the Audit Committee, but no assurance can be given that the Audit Committee will change the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Broadcom and our shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of KPMG LLP as provided in Proposal Two.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firms

The following table presents the aggregate fees billed for the indicated services performed by KPMG LLP during 2008 and Ernst & Young LLP during 2007 in their respective capacities as our principal independent registered public accounting firm during such years. Ernst & Young LLP, or E&Y, also provided services during 2008 but they did not serve as our principal independent registered public accounting firm for the year ended December 31, 2008.

	KPMG	Ernst & Young
	2008	2008	2007

Audit Fees	$2,687,000	$0	$3,003,000
Audit-Related Fees	35,000	364,000	86,000
Tax Fees	29,000	485,000	544,000
All Other Fees	0	52,000	0

Total Fees	$2,751,000	$901,000	$3,633,000

Audit Fees.  Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements for 2008 and 2007, statutory audits required internationally, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for 2008 and 2007, other regulatory filings and certain consultations concerning financial accounting and reporting standards.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such services include employee benefit plan audits.

In 2008 Audit-Related Fees for E&Y included auditor transition services, statutory audits in international locations and procedures performed in connection with the provision of their consent in certain of our SEC filings.

Tax Fees.  Tax Fees billed by KPMG LLP in 2008 consist of fees for professional services for tax compliance activities. Tax Fees billed by E&Y in 2008 and 2007 were for professional services for tax compliance activities, including the preparation of federal, state and international tax returns and related compliance matters.

All Other Fees.  There were no fees billed by our principal independent registered public accounting firm for other services in 2008 and 2007.

In 2008 Other Fees for E&Y included valuation services in connection with an acquisition.

The Audit Committee determined that all non-audit services provided by KPMG LLP and E&Y, respectively were compatible with maintaining each such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003 the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chair and, in his absence, to individual members of the Audit Committee, the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All services provided by our independent registered public accounting firm during 2008 were pre-approved in accordance with these policies.

Change in Independent Registered Public Accounting Firm in 2008

As disclosed in the Proxy Statement respecting our 2008 Annual Meeting of the Shareholders and as required by applicable SEC rules, we include the following information regarding the change in our accounting firm in 2008.

On March 12, 2008 the Audit Committee approved the engagement of KPMG LLP as our independent registered public accounting firm for 2008. KPMG LLP formally accepted its engagement March 13, 2008. During the years ended

December 31, 2007 and December 31, 2006 and through March 12, 2008, neither Broadcom nor anyone on its behalf consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the selection of KPMG LLP on March 12, 2008, the Audit Committee decided not to renew the engagement of E&Y, who served as our independent registered public accounting firm prior to 2008. The decision to change auditors was the result of a competitive process, conducted as part of our ongoing efforts to enhance our corporate governance practices, that was launched in conjunction with the rotation of the lead E&Y audit partner off our account pursuant to Rule 2-01(c)(6) of Regulation S-X.

The reports of E&Y on our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in 2006 the Audit Committee discussed with E&Y the existence of a material weakness in our internal control over financial reporting, as more fully described in our amended Annual Report on Form 10-K/A for the year ended December 31, 2005, amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006 and Quarterly Reports on Form 10-Q for the three months ended June 30, 2006 and for the three months ended September 30, 2006, each filed with the SEC January 23, 2007. We authorized E&Y to respond fully to the inquiries of KPMG LLP concerning that material weakness. As we disclosed in the above-referenced filings, our management believes that the material weakness was remediated September 19, 2006. E&Y’s audit reports on the effectiveness of our internal control over financial reporting as of December 31, 2006 and December 31, 2007 contain unqualified opinions.

We provided E&Y with a copy of the above disclosures, and requested that E&Y furnish a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of E&Y’s affirmative letter dated March 18, 2008 is attached as Exhibit 16.1 to our current report on Form 8-K filed with the SEC March 18, 2008.

For a description of our pending arbitration proceedings with E&Y, see Note 11 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2008 10-K.

OTHER MATTERS FOR CONSIDERATION AT THE ANNUAL MEETING

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 16, 2009 by (i) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock, (ii) each director who served in such capacity during 2008 and each nominee for director, (iii) the named executive officers, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

					Percentage
	Shares Beneficially Owned(1)				of Total
	Class A	Class B	Class A		Voting
Beneficial Owner	Common Stock(3)	Common Stock	Percent(2)		Power(1)(2)

Named Executive Officers
Eric K. Brandt	148,547	0		*%		*%
Arthur Chong	6,131	0		*		*
Thomas F. Lagatta	756,344	0		*		*
Scott A. McGregor	3,093,337	0		*		*
Robert L. Tirva	55,968	0		*		*
David A. Dull(4)	1,011,617	249,544		*		*
Henry Samueli, Ph.D.(5)	993,703	31,145,597	6.96		29.88
Non-Employee Directors During 2008
George L. Farinsky(6)	192,522	0		*		*
Nancy H. Handel	134,773	0		*		*
Eddy W. Hartenstein	11,022	0		*		*
John E. Major	93,522	0		*		*
William T. Morrow	11,022	0		*		*
Alan E. Ross	39,978	0		*		*
Robert E. Switz	155,022	0		*		*
Maureen E. Girkins	72,731	0		*		*
Werner F. Wolfen(7)	196,250	205,107		*		*
All current directors and executive officers as a group (12 persons)	4,698,188	0	1.08			*
5% Holder Not Listed Above
Nicholas Broadcom Trust(8)	18,229	29,170,868	6.36		27.93

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. In some instances, the beneficially owned shares include unvested shares subject to currently exercisable options. If unvested shares are in fact purchased under those options, Broadcom will have the right to repurchase those shares, at the exercise price paid per share, should the optionee’s service terminate prior to vesting in those shares.

(2)	The percentage of shares beneficially owned is based on 429,650,161 shares of Class A common stock outstanding as of March 16, 2009. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 16, 2009 and shares of common stock subject to RSUs that will vest and be issued within 60 days after March 16, 2009 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On March 16, 2009 there were 61,491,929 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock, and thus represents 10 votes per share.

Ownership of Securities — Footnotes (continued)

(3)	Includes (i) Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 16, 2009 and (ii) shares of Class A common stock that will vest and become issuable within 60 days after March 16, 2009 pursuant to RSUs, each as set forth below:

	Shares of Class A
	Common Stock	Shares of Class A
	Issuable Upon the	Common Stock
	Exercise of Stock	Issuable Pursuant
Named Executive Officer	Options	to RSUs

Eric K. Brandt	116,145	7,969
Arthur Chong	0	3,906
Thomas F. Lagatta	711,875	4,688
Scott A. McGregor	2,801,718	21,250
Robert L. Tirva	45,121	2,189
David A. Dull	886,207	0
Henry Samueli, Ph.D.	932,500	10,625
Non-Employee Directors During 2008
George L. Farinsky	166,250	2,756
Nancy H. Handel	95,000	2,756
Eddy W. Hartenstein	0	2,756
John E. Major	76,250	2,756
William T. Morrow	0	2,756
Alan E. Ross	20,000	2,756
Robert E. Switz	128,750	2,756
Maureen E. Girkins	57,500	0
Werner F. Wolfen	196,250	0
All Current Directors and Executive Officers as a Group	4,161,109	59,294

(4)	Also includes 12,024 shares of Class B common stock held by Mr. Dull as custodian for his children and as to which Mr. Dull disclaims beneficial ownership.

(5)	Also includes (i) 1,213,473 shares of Class B common stock owned by HS Management, L.P., which is beneficially owned by Dr. Samueli; (ii) 20,894,102 shares of Class B common stock held by HS Portfolio L.P., which is beneficially owned by Dr. Samueli; (iii) 1,485,000 shares of Class B common stock held by H&S Portfolio II, L.P., which is beneficially owned by Dr. Samueli; and (iv) 7,553,022 shares of Class B common stock held by H&S Investments I, L.P., which is beneficially owned by Dr. Samueli. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. Also includes 50,578 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine, California 92617-3038. 4,100,000 of the shares held by H&S Investments I, L.P. and 15,100,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans made to those entities.

(6)	Also includes 23,516 shares of Class A common stock held by a revocable living trust as to which shares Mr. Farinsky, as co-trustee of such trust, shares voting and dispositive power.

(7)	Also includes (i) 175,106 shares of Class B common stock held by a family trust as to which shares Mr. Wolfen, as co-trustee of such trust, shares voting and dispositive power; and (ii) 30,001 shares of Class B common stock owned by the Lawrence P. Wolfen Testamentary Trust, of which Mr. Wolfen serves as trustee and as to which Mr. Wolfen disclaims beneficial ownership.

(8)	Includes (i) 29,168,798 shares of Class B common stock held by Dr. Nicholas and Stacey E. Nicholas, as co-beneficiaries of the Nicholas Broadcom Trust, and (ii) 2,070 shares of Class B common stock held by Dr. Nicholas as custodian for his children. The address for the Nicholas Broadcom Trust is 15 Enterprise, Suite 550, Aliso Viejo, California 92656.

The 18,229 shares of Class A common stock was reported by Dr. Nicholas in a Schedule 13G with share ownership numbers current as of December 31, 2008. The Schedule 13G may not reflect current holdings of our Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and persons who beneficially own more than ten percent (10%) of our outstanding common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Class A common stock and other derivative Broadcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2008 in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2008, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than ten percent (10%) of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, Footnote 7 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of December 31, 2008, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

		A		B		C
						Number of Shares of
						Common Stock
		Number of Shares of				Remaining Available
		Common Stock to be				for Future Issuance
		Issued upon Exercise		Weighted-Average		under Equity
		of Outstanding		Exercise Price of		Compensation Plans
	Class of	Options, Warrants		Outstanding Options,		(Excluding Securities
Plan Category	Common Stock	and Rights		Warrants and Rights		Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	Class A	148,372,161	(2)	$25.6520	(3)	72,918,771	(4)(5)
	Class B	0		0		0
Equity Compensation Plans Not Approved by Shareholders(6)	Class A	49,406		$10.3011		0
Total(7)	Class A	148,421,567		$25.6457	(3)	72,918,771	(4)(5)
Total(7)	Class B	0		0		0

(1)	Consists of our 1998 Stock Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended and restated, referred to as the 1998 ESPP. Our 2007 International Employee Stock Purchase Plan, as amended and restated, referred to as the 2007 IESPP, is the international component of our employee stock purchase program in which our foreign employees participate. The IESPP draws its shares solely from the reserve of Class A common stock approved under the 1998 ESPP. Because of this common share reserve, we consider our 2007 IESPP to be a shareholder-approved plan even though the plan itself has not been approved by our shareholders.

(2)	Includes 27,621,503 shares of our Class A common stock subject to RSUs that entitle each holder to one share of Class A common stock for each such unit that vests over the holder’s period of continued service. Excludes purchase rights accruing under the 1998 ESPP and 2007 IESPP.

(3)	Calculated without taking into account the 27,621,503 shares of Class A common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)	Includes shares of Class A common stock available for future issuance under the 1998 Stock Incentive Plan and under the combined reserve in effect for the 1998 ESPP and the 2007 IESPP. As of December 31, 2008, 62,086,262 shares of Class A common stock were available for future issuance under the 1998 Stock Incentive Plan. Shares reserved for issuance under the 1998 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to RSUs that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. As of December 31, 2008, 10,832,509 shares of Class A common stock in total were available for issuance under the combined reserve for the 1998 ESPP and the 2007 IESPP.

(5)	Both the 1998 Stock Incentive Plan and the 1998 ESPP contain annual automatic share renewal provisions. Accordingly, the number of shares of Class A common stock reserved for issuance under the 1998 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 4.5% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares. The combined share reserve for the 1998 ESPP and the 2007 IESPP will automatically increase on the first trading day of January each calendar year by an amount equal to 1.25% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares.

(6)	Consists solely of the 1999 Special Stock Option Plan, as described below. Options under the 1999 Special Stock Option Plan cannot be granted to directors or executive officers. By resolution adopted February 23, 2005, the Board decided not to grant any additional stock options under the 1999 Special Stock Option Plan.

(7)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of December 31, 2008, 1,442,364 shares of Class A common stock and 27,808 shares of Class B common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of the outstanding options to acquire shares of Class A common stock is $6.5378 per share and the weighted average exercise price of the outstanding options to acquire shares of Class B common stock is $10.5053 per share.

The 1999 Special Stock Option Plan

The 1999 Special Stock Option Plan was implemented by the Board in October 1999. The 1999 Special Stock Option Plan is a non-shareholder approved plan under which options have been granted to employees of the company (or any parent or subsidiary) who were neither Broadcom executive officers nor directors at the time of grant. The Board originally authorized 1,500,000 shares of Class A common stock for issuance under the 1999 Special Stock Option Plan.

In February 2005 the Board adopted a resolution to reduce the share reserve under the 1999 Special Stock Option Plan to the number of shares needed to cover the then currently outstanding options under that plan. Accordingly, no additional stock option grants are to be made under the 1999 Special Stock Option Plan, and to the extent any of the currently outstanding options under the plan terminate or expire unexercised, the shares of Class A common stock subject to those options will not be available for reissuance under the 1999 Special Stock Option Plan. The Equity Award Committee, as plan administrator, is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Special Stock Option Plan as it may deem appropriate from time to time, and such revisions or modifications will not be deemed to constitute the termination or expiration of those options and the grant of new options for purposes of the foregoing prohibition against future option grants under the 1999 Special Stock Option Plan.

Existing option grants under the 1999 Special Stock Option Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No option granted under the 1999 Special Stock Option Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (or any parent or subsidiary). Each granted option vests in one or more installments over the optionee’s period of service. However, the options will vest on an accelerated basis in the event Broadcom is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the 1999 Special Stock Option Plan were granted as non-statutory stock options under the federal tax laws.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Elected Officers and Co-Founder

The following table sets forth certain information regarding our executive officers, our other elected officers and our Co-Founder as of March 16, 2009:

Name	Age	Positions with Broadcom

Executive Officers
Eric K. Brandt	46	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Arthur Chong	55	Senior Vice President, General Counsel and Secretary
Thomas F. Lagatta	51	Senior Vice President, Worldwide Sales
Scott A. McGregor	52	President, Chief Executive Officer and Director (Principal Executive Officer)
Robert L. Tirva	42	Vice President, Corporate Controller and Principal Accounting Officer
Other Elected Officers and Co-Founder
Scott A. Bibaud	46	Senior Vice President & General Manager, Mobile Platforms Group
Neil Y. Kim	50	Senior Vice President, Central Engineering
Daniel A. Marotta	48	Senior Vice President & General Manager, Broadband Communications Group
Robert A. Rango	51	Senior Vice President & General Manager, Wireless Connectivity Group
Henry Samueli, Ph.D.	54	Co-Founder
Kenneth E. Venner	46	Senior Vice President, Corporate Services and Chief Information Officer
Nariman Yousefi	46	Senior Vice President & General Manager, Enterprise Networking Group

Following is a brief description of the business experience and educational background of each of our executive officers, our other elected officers and our Co-Founder, including the capacities in which each has served during the past five years. The description for Mr. McGregor appears earlier in this proxy statement under the section entitled “Proposal One: Election of Directors.” David A. Dull served as our Senior Vice President, Business Affairs, General Counsel and Secretary through May 13, 2008 and thereafter served in a non-executive capacity as Senior Advisor. Mr. Dull’s employment terminated February 28, 2009.

Executive Officers

Eric K. Brandt joined Broadcom as Senior Vice President and Chief Financial Officer in March 2007. He also serves as a director and officer of certain Broadcom subsidiaries. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President — Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a dental products company, and Vertex Pharmaceuticals, Inc., a global biotechnology company, where he chairs the audit committee. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Arthur Chong joined Broadcom as Senior Vice President, General Counsel and Secretary in October 2008. From November 2005 until October 2008 Mr. Chong served as Executive Vice President and Chief Legal Officer of Safeco Corporation, a property and casualty insurance company that was acquired by Liberty Mutual Group in September 2008. Previously, Mr. Chong spent over 20 years at McKesson Corporation, a healthcare services and information technology company, most recently serving as Deputy General Counsel from 1999 to October 2005. Mr. Chong received a B.A from University of California, Berkeley and a J.D. from Harvard Law School.

Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta was elected Group Vice President, Enterprise Computing Group, and in April 2005 he was elected Senior Vice President & General Manager, Enterprise Computing Group. In June 2006 he became Senior Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002 Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. Mr. Lagatta received a B.S.E.E. from The Ohio State University and an M.S.E.E. from the University of Southern California.

Robert L. Tirva joined Broadcom in October 2000 as Controller for various lines of business. He was appointed Director of Finance, Broadband Communications Group, in October 2003 and was promoted to Senior Director of Finance, Broadband Communications Group, in May 2005. Most recently he served as Vice President, Finance, responsible for corporate financial planning and analysis and business processes. In June 2008 he became Vice President and Corporate Controller and was designated Principal Accounting Officer. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Tirva served in various financial positions in the Global Services and Global Financing divisions of the International Business Machines Corporation for approximately 7 years. He received a B.B.A. in Accounting from the University of Notre Dame and a M.B.A from the Yale School of Management. Mr. Tirva is a certified public accountant licensed in Illinois, but is not engaged in public practice.

Other Elected Officers and Co-Founder

Scott A. Bibaud joined Broadcom through our acquisition of Innovent Systems, Inc. in July 2000, and most recently served as Vice President & General Manager, Wireless Personal Area Networking Business Unit, in charge of Bluetooth® and certain other wireless products. Mr. Bibaud was elected Senior Vice President & General Manager, Mobile Platforms Group in April 2008. Prior to joining Broadcom, he served as Vice President of Marketing for Innovent Systems and previously held various management positions at Rockwell Semiconductor Systems and Conexant Systems, Inc., and engineering positions at Raytheon Corporation. Mr. Bibaud received a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A from Harvard Business School.

Neil Y. Kim joined Broadcom as Director of Engineering in January 2000 and became Vice President of Central Engineering in October 2001. He became Senior Vice President, Central Engineering in April 2005. Prior to joining us, from 1993 to 2000 Mr. Kim held a series of progressively senior technical and management positions at Western Digital Corporation, a data storage manufacturer, where his last position was Vice President of Engineering. Mr. Kim received a B.S.E.E. from the University of California, Berkeley.

Daniel A. Marotta joined Broadcom in October 2002 and became Vice President & General Manager of the Broadband Communications Business Unit in January 2003. In September 2003 Mr. Marotta was elected Group Vice President, Broadband Communications Group. He became Senior Vice President & General Manager, Broadband Communications Group in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from March 1999 to April 2002 Mr. Marotta served in various senior management positions in the Digital Information Division at Conexant Systems, Inc., a semiconductor manufacturer, the most recent of which was Senior Vice President and General Manager. In May 2002 Mr. Marotta was promoted to Chief Operating Officer of the Broadband Communications Segment at Conexant, where he served until October 2002. Prior to joining Conexant, from 1996 to 1999 Mr. Marotta served as Director of Engineering at Brooktree Corporation, a semiconductor manufacturer, and later as Vice President of Engineering at Rockwell Semiconductor Systems, a semiconductor manufacturer, after Rockwell Semiconductor acquired Brooktree in 1996. Mr. Marotta received a B.S.E.E. from the State University of New York at Buffalo.

Robert A. Rango joined Broadcom in March 2002 and became Vice President & General Manager of the Network Infrastructure Business Unit in October 2002. In September 2003 Mr. Rango was elected Group Vice President, Mobile & Wireless Group. He became Senior Vice President & General Manager, Mobile & Wireless Group in April 2005, and Senior Vice President & General Manager, Wireless Connectivity Group in January 2006. He also serves as a director and officer of certain Broadcom subsidiaries. From 1995 to 2002 Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a semiconductor manufacturer, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions. Previously, Mr. Rango held various positions with

AT&T Bell Laboratories for over ten years. Mr. Rango received a B.S.E.E. from the State University of New York at Stony Brook and an M.S.E.E. from Cornell University.

Henry Samueli, Ph.D. is our co-founder and currently serves Broadcom as a technology advisor. He served as a director and as Chief Technical Officer since Broadcom’s inception in 1991 through May 2008, as Chairman of our Board of Directors from May 2003 through May 2008, and as Co-Chairman of the Board until May 2003. He served as Vice President of Research & Development from our inception until March 2003. Since 1985 Dr. Samueli has been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he has supervised advanced research programs in broadband communications circuits. Dr. Samueli has been on a leave of absence from UCLA since 1995. Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies, Inc., a telecommunications equipment manufacturer, and he consulted for PairGain from 1988 to 1994. From 1980 until 1985 Dr. Samueli was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. Dr. Samueli is a named inventor in 51 U.S. patents. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering.

Kenneth E. Venner joined Broadcom as Chief Information Officer in August 2000. In February 2002 he was elected a Vice President. He became Senior Vice President & Chief Information Officer in April 2005 and Senior Vice President, Corporate Services and Chief Information Officer in January 2008. Previously, Mr. Venner was Vice President of Product Management and Chief Information Officer of Rockwell Electronic Commerce from 1997 to August 2000. Prior to that, Mr. Venner held a number of information sciences/information technology management positions for over 11 years at Lucent Technologies/AT&T Bell Laboratories. Mr. Venner received a B.E. from the Stevens Institute of Technology, an M.E. from Carnegie Mellon University and an M.B.A. from New Hampshire College.

Nariman Yousefi joined Broadcom in March 1994 and became Senior Vice President & General Manager, Enterprise Networking Group in July 2007. Mr. Yousefi most recently served as Vice President & General Manager in charge of Broadcom’s physical layer and optical products. He also serves as a director and officer of certain Broadcom subsidiaries. Mr. Yousefi studied electrical engineering at the University of California, Davis and received a B.S.E.E. from the University of Pacific. He received an M.S.E.E. from University of Southern California.

Compensation Discussion and Analysis

I.	Introduction and Overview

Our Compensation Discussion and Analysis, which will subsequently be referred to as our CD&A, addresses the following topics:

•	our compensation philosophy;

•	the objectives of our executive officer compensation program and the various components of compensation utilized to achieve those objectives, and the compensation mix for 2008;

•	the governance procedures in effect for our executive officer compensation program, including the respective roles of our chief executive officer and the compensation committee’s independent consultant, the use of benchmarking data, and the primary considerations taken into account in setting 2008 compensation levels for our executive officers; and

•	our compensation decisions for 2008 and the first quarter of 2009.

Our CD&A primarily addresses the compensation program in effect for our named executive officers, who will be referred to as our NEOs. For 2008, our NEOs included the following current executive officers, including our recently-hired Senior Vice President, General Counsel and Secretary, and our new Vice President, Corporate Controller and Principal Accounting Officer:

Name	Position

Scott A. McGregor	President and Chief Executive Officer
Eric K. Brandt	Senior Vice President and Chief Financial Officer
Arthur Chong	Senior Vice President, General Counsel and Secretary
Thomas F. Lagatta	Senior Vice President, Worldwide Sales
Robert L. Tirva	Vice President, Corporate Controller and Principal Accounting Officer

As required under applicable SEC disclosure rules, we have also included in our CD&A a discussion of the compensation paid to two other individuals who would have been included as NEOs for 2008 on the basis of their 2008 compensation had they remained in executive officer status through the end of that year.

Name	Position

David A. Dull	Former Senior Vice President, Business Affairs, General Counsel and Secretary through May 13, 2008; Senior Advisor from May 14, 2008 through February 28, 2009
Henry Samueli, Ph.D.	Co-Founder; Former Chairman of the Board and Chief Technical Officer through May 13, 2008

Dr. Samueli currently remains employed with us in a non-officer position. Mr. Dull’s employment terminated February 28, 2009.

The Compensation Committee of our Board, referred to in this CD&A as the committee, administers the compensation programs for our executive officers, including the NEOs. Each member of the committee is “independent” under the current Nasdaq listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

We are engaged in a very dynamic and competitive industry, and our success depends upon our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. We believe the compensation paid to our executive officers should be substantially dependent upon our financial performance and the value that we create for our shareholders. For this reason, the committee structures our compensation programs to provide incentives for the attainment of our short-term and long-term strategic and financial objectives and rewards those executive officers who make meaningful contributions to the attainment of those objectives.

The compensation of each of our NEOs, other than Dr. Samueli, primarily consists of three elements (in order of importance): (i) long-term stock-based incentive awards, in the form of stock options and restricted stock units, or RSUs, (ii) base salary, and (iii) participation in an annual cash bonus pool tied to our attainment of pre-established corporate objectives and the committee’s assessment of the executive officer’s personal performance. Dr. Samueli has voluntarily elected to forego the two cash components of the executive officer compensation program and, accordingly, is eligible only for long-term stock-based incentive awards.

II.	Compensation Philosophy and Objectives

A. Overview and Summary of 2008.  The committee utilizes the three primary components of executive officer compensation described above to achieve the following objectives:

•	Attract, retain, motivate and reward highly talented, entrepreneurial and creative executive officers responsible for our success;

•	Provide total direct compensation (salary, bonus and the calculated value of equity incentive awards) to each executive officer that is internally equitable, competitive with peer companies, and driven by individual, team and corporate performance;

•	Offer compensation levels that are reflective of our financial performance and provide our executive officers with the opportunity and motivation to earn above-market total compensation for exceptional business performance; and

•	Align and strengthen the mutuality of interests between our executive officers and our shareholders.

The committee believes the compensation program for our NEOs is both essential in helping us achieve our strategic business objectives and fair to our shareholders in light of our financial performance. For example, despite the negative impact that the ongoing economic downturn had on the semiconductor industry as a whole in 2008 (a 3% decline in overall revenue as reported by the World Semiconductor Trade Statistics organization), we achieved record revenue of $4.658 billion for 2008, up 23.3% percent over net revenue for 2007, while generating approximately $920 million of cash flow from operations and ending the year with $1.898 billion in cash and marketable securities.

The committee has historically provided total cash compensation (in the form of salaries and bonuses) for our NEOs substantially below the 50th percentile of total cash compensation paid to similarly-situated executives at the surveyed companies in our peer group. The comparative surveys evaluated by the committee in December 2007 (as discussed below) indicated that the average of the total cash compensation for Messrs. McGregor, Brandt, Dull and Lagatta for 2007 was at only 80% of the 25th percentile. Mr. Tirva was not an executive officer at that time. Due to the lower total cash compensation levels of our NEOs, the committee has historically utilized a substantial equity award component designed, in part, to provide each NEO with total direct compensation at near or slightly below the 75th percentile. The committee believes such an approach is both necessary and appropriate to attract and retain the caliber of executives necessary to achieve our business objectives. However, the targeted total direct compensation percentiles will only be achieved if our stock price performance meets or exceeds the compensation assumptions. As a result, the total compensation package for each NEO, with its predominant equity component, is largely variable and is driven by our stock price performance and financial results. In periods where significant value is not delivered to our shareholders, our executives generally earn substantially below the targeted percentiles. For example, in December 2007, when the committee was evaluating changes to the NEO’s compensation for 2008, comparative survey information illustrated that, due to the decline in the market price of our common stock, the total direct compensation paid to our then current NEOs (excluding Dr. Samueli) during 2007 averaged 82% of the 75th percentile of the weighted average compensation paid to the comparable executive officer group at the surveyed companies. The variable nature of the equity compensation component reflects our commitment to a pay-for-performance compensation philosophy.

Due to the management transition and retention issues we were facing in 2008 and the decline in our stock price (reflecting the decline in the semiconductor industry stock prices), and in light of the committee’s objective to target total direct compensation (at the time it is awarded) near the 75th percentile of the surveyed companies, with an equity component value relatively consistent with prior years, the committee increased from the prior year the total number of options and RSUs granted in 2008 to each NEO and other members of management and reduced the number of participants receiving equity awards. The committee also increased the ratio of options to RSUs in the equity award component from 2 to 1 in 2007 to 2.5 to 1 in 2008, thereby making a greater portion of each NEO’s total direct compensation to stock price performance.

Also during 2008, to provide more stability and certainty to our compensation program from year to year and in light of the committee’s continuing goal to transition the NEO compensation program to reflect more typical compensation practices in the semiconductor industry, which generally provide compensation programs with greater emphasis on cash compensation, the committee increased the annual incentive cash compensation of our executive officers, while still maintaining the overall objective of utilizing long term equity-incentive awards as the predominant component of our NEO compensation.

Accordingly, to provide a more competitive pay mix, in 2008 the committee increased the target bonus opportunity for the executive officers, from 50% to 55% of base salary for Mr. McGregor, and from 40% to 50% of base salary for most of the other NEOs (our Corporate Controller’s percentage remained at 30%). Dr. Samueli has voluntarily declined participation in our annual cash incentive program. The committee also modified the bonus program for our executive officers to allow more discretion to adjust individual bonus amounts to take into account the challenges faced by, and individual achievements of, the executive officers during the year, even if those challenges and achievements were not identified at the time the performance goals for the year were initially established. Under the 2008 cash bonus program in which our executive officers participated, the dollar amount of the bonus pool was calculated on the basis of our attainment of certain pre-established financial objectives (Revenue, non-GAAP EPS and Working Capital Efficiency, as measured by Days Sales Outstanding and Inventory Turns). After giving effect to the attained level and weighting of such metrics our performance during 2008 was at 163% of target. The portion of the bonus pool allocated to each NEO was based in part on the attainment of those financial objectives and the remainder on the committee’s assessment of both his individual performance and contributions in his area of responsibility.

During 2008, the committee also undertook an extensive review of our executive severance agreements and given the retention issues we were facing in 2008 and our desire to provide severance benefits comparable with peer companies, the committee modified the severance program and entered into amended agreements with each of our NEOs, other than Mr. Dull, for whom participation in the program was not renewed, and Dr. Samueli, who does not have a severance agreement. The new agreements provide for increased cash severance payments and include a parachute tax-gross up payment in the event an individual’s severance payments exceed by more than 20% the dollar amount of the severance benefits that could be provided to such individual without triggering the excise tax otherwise payable on parachute payments.

B.	Compensation Elements

Primary Elements.  The compensation of each of our NEOs, other than Dr. Samueli, consists of the following primary elements:

(i)	long-term stock-based incentive awards, in the form of stock options and RSUs, each awarded under our shareholder-approved 1998 Stock Incentive Plan;

(ii)	annual base salary; and

(iii)	participation in an annual cash bonus pool tied to our attainment of pre-established corporate objectives and the committee’s assessment of personal performance.

Change in Control Severance Arrangements.  We also have severance arrangements which will entitle certain of our executive officers other than Mr. McGregor to severance benefits in the form of cash payments and accelerated vesting of equity awards should their employment be terminated under certain circumstances following a change in control. The severance benefits are consistent with those provided by peer companies and are considered by the committee appropriate for the attraction and retention of our NEOs but not as a specific compensation component to be quantified for a given year. There is a separate severance benefit arrangement in effect for Mr. McGregor under his employment agreement. Dr. Samueli has declined participation in this program. See V. Severance Arrangements below for a further discussion of this program and changes made during 2008 to increase the benefits under the program.

Limited Other Programs and Perquisites.  Consistent with our focus on providing compensation that is tied to our performance, it is our practice not to provide our executive officers with any meaningful perquisites, other than those offered to our employees generally. In 2008 we provided our new Senior Vice President, General Counsel, Mr. Chong, with a relocation package to assist him in relocating to Orange County, California. We offer relocation benefits to other new hires that vary based on their position. We believe that this benefit is important to successfully attract new employees from other locations and integrate them into our company quickly. Our relocation program provides assistance with moving and other related expenses, including temporary housing and assistance with purchasing a new home. The program is primarily administered through a third-party relocation assistance firm.

Our NEOs are eligible to participate in the 1998 Employee Stock Purchase Plan, as amended and restated, or the 1998 ESPP, on the same basis as all other regular U.S. employees. Under that plan no individual may purchase in excess of $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year such purchase right remains outstanding. Dr. Samueli does not currently participate in the 1998 ESPP because the federal tax laws applicable to such plan do not allow participation by individuals owning 5% or more of our common stock.

Our NEOs are also eligible to participate in our 401(k) employee savings plan on the same basis as all other regular U.S. employees. Under the 401(k) employee savings plan, we contribute $.25 per $1.00 of employee contribution, up to a maximum of 1.25% of a participant’s eligible compensation. The maximum possible matching payment is currently $3,063 per year.

We currently do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans.

C.	2008 Compensation Mix

As in prior years, in 2008 the committee’s goal was to create total direct compensation that had a predominant long-term equity component. It is the committee’s belief that this approach best motivates the NEOs and aligns their interests with those of our shareholders, as the majority of the NEOs’ targeted total compensation is dependent upon the performance of our stock price. The average of the NEOs’ 2008 total direct compensation mix is shown in the following charts. The first chart shows Mr. McGregor’s 2008 total direct compensation with the target bonus opportunity (assuming, for the purposes of illustration, that 100% of the bonus would be based on the achievement of company financial objectives) and his actual 2008 total direct compensation. The second chart shows the same data for the other NEOs.

The second chart excludes compensation paid to Dr. Samueli. It also excludes compensation paid to Mr. Chong as his base salary and bonus were prorated for 2008 and because his equity awards were based on new-hire rather than continuing levels. The above-illustrated 2008 compensation mix compares to an average NEO compensation mix (actual) of 8.66% salary, 3.27% bonus and 88.07% equity for 2007. The increased salary and bonus percentages reflect the committee’s objective to gradually place more emphasis on cash compensation and reduce, to a limited extent, the preponderance of the equity component in our compensation mix.

III.  Executive Compensation Program, Process and Implementation

In making compensation decisions for 2008, the committee engaged in a multifaceted review process. One component of the process looked at the compensation of each NEO relative to the compensation paid to similarly-situated executives at the surveyed companies in our peer group. The committee then considered a number of other factors, including internal pay equity, budget constraints, contributions to corporate performance, the recommendations of Mr. McGregor and the individual performance of each NEO.

A. Peer Company Survey Data.  Each year, the committee reviews market data prepared by management for each element of total direct compensation derived from various surveys of companies in the semiconductor and related industries. The committee’s general philosophy is to provide total direct compensation near the 75th percentile of the surveyed companies. However, the committee does not adhere to formulas tied to the survey data or rely on the survey data to determine the specific mix of the various compensation components. Instead, the committee reviews the general trends and comparative positions as a guide. The committee also recognizes that the comparability of survey data is sometimes limited because our officers or other employees may have varying responsibilities and job functions that differ from those normally associated with the corresponding positions in the surveys.

In December 2007, in connection with structuring the total direct compensation for 2008, the committee used data compiled by our Human Resources Department from the following surveys: (i) the 2007 Radford survey of executive officer compensation levels at selected companies (22 companies(1)), referred to as the 2007 Radford Select Survey; (ii) the 2007 Radford survey of executive officer compensation levels at semiconductor component companies with greater than $1 billion of annual revenue (27 companies(1)), referred to as the 2007 Radford Semiconductor Survey, and (iii) the 2007 CHiPS survey of compensation levels at high technology companies with annual revenue between $3 billion and $10 billion (38 companies(1)), referred to as the 2007 CHiPS Survey. With respect to the 2007 Radford Semiconductor Survey and the 2007 CHiPS Survey, the committee established the revenue cut off points but did not determine the specific companies within the surveys. The 22 companies in our 2007 Radford Select Survey were selected by our Human Resources Department, in consultation with Mr. McGregor and the committee, because they represent companies with which we believe we compete for talent, including both executive talent and the rest of our employee base.

The 22 companies in the 2007 Radford Select Survey were:

Advanced Micro Devices	Marvell	Qualcomm
Agere Systems	Motorola	Skyworks Solutions
Atheros Communications	National Semiconductor	STMicroelectronics
Cisco Systems	Network Appliance	Sun Microsystems
Conexant Systems	Nokia — U.S.	Texas Instruments
Google	Nortel	Yahoo!
Intel	PMC-Sierra
LSI Logic	Qlogic

The annual revenue of these 22 companies ranged from $301.7 million to $42.9 billion, and market capitalization values from $845.3 million to $176.1 billion. Our market capitalization and net income was in the upper half of the 22 companies, and our revenue was near the midpoint of the 22 companies. Our one-year and three-year shareholder returns were each in the upper half of the 22 companies.(2)

For purposes of the market comparison that the committee conducted for the NEO compensation levels set for 2007, the peer group included AMCC, ATI Technologies, Freescale Semiconductor, Juniper Networks and NVIDIA; but did not include Motorola, Nokia — US or Skyworks Solutions. For 2008 compensation comparisons, the committee excluded AMCC, Freescale Semiconductor, and NVIDIA because Radford did not have data on those companies. The committee excluded ATI Technologies because that company was acquired. They also excluded Juniper Networks because the company no longer served as a meaningful competitor for our talent base. Similarly Motorola, Nokia — US and Skyworks Solutions were added because the committee determined that those companies provided competition for the types of employees we seek to recruit and retain.

The Human Resources Department provides information regarding base pay, target and actual bonuses, total cash compensation, equity compensation and total direct compensation at the surveyed companies at the 25th, 50th, 75th and 90th percentiles for review by the committee. Reference to the percentiles of the surveyed companies in this CD&A generally refers to average weighted information which was determined by weighting the 2007 Radford Semiconductor Survey and the 2007 CHiPS Survey at 25% each, and the 2007 Radford Select Survey at 50%. The committee believes the weighted average of the Radford and CHiPs surveys provides a sound comparative tool for a variety of reasons, including reliance on those surveys by peer companies and the fact that the valuation methodologies used in the Radford studies are consistent with the valuation methodologies employed by our Human Resources Department. Because Dr. Samueli voluntarily maintains his annual cash compensation at $1, his compensation is not assessed using compensation data derived from market surveys. See III. Executive Compensation Program, Process and Implementation — F. Individual Compensation Arrangements below for a discussion regarding the methodology employed in determining Dr. Samueli’s compensation.

Under each of the surveys, RSUs were valued at the market value of the underlying shares of stock on the award date. The methodology utilized to value stock options varied by survey and was determined in the following manner:

•	For each of the Radford surveys, stock options were valued pursuant to a net present value formula that assumed an annual stock price growth of 12%, a four year period between grant and exercise, and a discount rate of 4.5%.

•	For the CHiPS survey, stock options were valued pursuant to the Black-Scholes formula. For that purpose, stock price volatility is based on actual trading activity over five years, the estimated term of the option at five years, and the risk free rate of return value is 4.6%.

(1) The number of companies used with respect to each officer position is a subgroup of the surveyed companies depending on whether the surveyed company had data with respect to the particular officer position that was being benchmarked and the compensation being reviewed.
(2) Such information does not give effect to Nokia-US, a subsidiary of Nokia, as such information is not publicly available.

In making 2008 compensation decisions, our Human Resources Department used the net present value methodology when valuing stock option awards (for executives and for all other employees), as we believe this methodology most closely approximates valuation methodologies employed by peer companies when they set compensation. Although we used the same 12% stock price growth rate as used by Radford, we assumed a 3.2 year period between grant and exercise and a discount rate of 3.5%. Radford had employed the 3.5% discount rate in the prior year but increased such rate to 4.5% in its model due to the increasing interest rates employed by the U.S. Federal Reserve in the preceding 18 months. It should be noted that such net present valuation serves solely as a comparative tool to measure the value of our stock option grants against those made by our peer companies and does not correspond to the FAS 123R grant date fair value of our stock options that we must expense for financial statement purposes over the service periods associated with those options.

For a discussion of the changes we made to our use of peer company survey data and our valuation methodology employed for stock options in 2009, see VI. 2009 Executive Compensation Decisions — D. Comparative Analysis for 2009.

B. Independent Compensation Consultant.  The committee has the authority to retain independent advisors to assist it in the compensation-setting process and receives adequate funding to engage such advisors. The committee continued its engagement of Frederic W. Cook & Co., Inc., or FWC, as its independent advisor in 2008. In December 2007, the committee asked FWC to compile executive compensation data from proxy statements and other SEC filings. The committee used this data as an additional reference point for the market data provided in the Radford/CHiPS surveys but did not specifically benchmark our proposed 2008 compensation to the compensation levels in the FWC study.

FWC also assisted the committee with compiling and analyzing relevant market data with respect to severance provisions in connection with the modification of our severance arrangements in August 2008. Specifically, the compensation committee asked FWC to analyze whether the proposed revisions to the severance provisions were competitive and “at market” with the severance benefits offered by peer companies and whether the revised level of benefits would be near the median of those offered at such other companies. In performing its analysis, FWC looked at practices at the following peer companies:

Agilent Technologies	KLA Tencor	National Semiconductor
Advanced Micro Devices	Marvell	NVIDIA
Analog Devices	Maxim Integrated	Qualcomm
Applied Materials	Micron Technology	Texas Instruments
EMC	Motorola

The committee decided to use this alternative peer group for comparing the severance benefit program instead of the companies in the 2007 Radford Select Survey used for other 2008 compensation comparisons. There were two principal reasons for doing so. First, the 2007 Radford Select Survey did not provide adequate severance benefit data for most of the surveyed companies and accordingly did not provide the committee with the comparative data needed to perform the requisite analysis. Secondly, the peer group selected by the committee consisted of a number of companies that comprised one of the peer groups the committee used for comparative compensation purposes in setting the NEO compensation for 2007. Accordingly, the committee believed that in the absence of adequate severance benefit data from the 2008 peer group, an alternative based on the 2007 peer group provided a reasonable vehicle for assessing the market data on executive severance benefit programs. See V. Severance Arrangements below for a further discussion on the modifications made to our severance arrangements in 2008. During 2008 Broadcom did not engage FWC for any additional services beyond its work performed for the committee.

C. Other Factors Considered in Setting NEO Compensation.  The committee also took into account several other important factors in setting executive officer compensation for 2008, including internal pay equity considerations, the experience and responsibilities of each NEO, budget constraints, and individual performance and contributions to corporate achievements. As part of that process, in early 2008 Mr. McGregor evaluated the performance of each NEO, other than himself, in light of the individual business objectives established for the NEO for the prior year and the NEO’s performance during that year. Individual objectives are developed annually by Mr. McGregor and the respective NEO. For 2007 performance, which was a primary factor in establishing salary and equity awards in early 2008, Mr. McGregor took into account the following achievements, among others, of the NEOs who served as executive officers at the commencement of 2008:

•	For Mr. Brandt, the significant advances he brought to our business processes during 2007, including advanced portfolio management and dollar-based and risk adjusted planning. He also restructured the Finance department to improve focus on control processes and business planning.

•	For Mr. Lagatta, the number of strategic product design wins and his success in securing new customers; and

•	For Mr. Dull, continued development of Broadcom’s patent portfolio and the successful management of Broadcom’s ongoing litigation with Qualcomm and other parties.

Mr. Tirva was not an executive officer at the time 2007 goals were established or when 2008 compensation was established.

Mr. McGregor based his compensation recommendations on the achievements listed above and other factors, with an emphasis on the desire to achieve comparable compensation levels among this group of NEOs. Mr. McGregor also took into account the committee’s guidelines regarding equity grants. Based on these considerations, Mr. McGregor made specific compensation recommendations to the committee with respect to each of those NEOs, which included recommended proposed equity awards and salary increases. The committee reviewed those recommendations, together with supporting market data, and had full authority and discretion to determine the final compensation payable to each NEO. In making its determinations, the committee gave considerable weight to Mr. McGregor’s evaluations and recommendations because of his direct knowledge of each NEO’s performance and contributions to our business objectives and financial performance. The committee also took into account budget constraints that limited total cash compensation levels to below the 50th percentile of the surveyed companies, while at the same time reaffirming its long-term goal to bring total cash compensation gradually to near the 50th percentile. After review of the survey data, the committee generally accepted the recommendations made by Mr. McGregor with respect to 2008 salary and equity awards for the NEOs other than himself.

The committee determined Mr. McGregor’s salary and equity awards based on multiple factors, including competitive market data provided by our Human Resources Department, budget constraints, the committee’s equity award guidelines, and the committee’s evaluation of Mr. McGregor’s performance during 2007. In setting Mr. McGregor’s 2008 total direct compensation, the committee assessed both the company’s performance during 2007 and his personal contributions to that performance. The Company achieved record revenue in 2007 of $3.78 billion, a three percent increase over net revenue for 2006, while generating strong cash flow from operations and ending the year with $2.4 billion in cash and marketable securities. Under Mr. McGregor’s direction, the Company made three strategic acquisitions in 2007, introduced a number of new products and secured design wins with key customers, and continued to lead a corporate-wide initiative to migrate products to the 65 nanometer technology. The committee also strived to maintain a fair and equitable ratio between the total direct compensation of Mr. McGregor as compared to the other executive officers.

In setting the NEO compensation levels for 2008, the committee reviewed “tally sheets,” prepared by our Human Resources Department, that showed the dollar amount of each component of the NEO’s compensation, including current and proposed cash salaries, bonus earned for the prior year and targeted for the current year, and current projected values for the proposed equity-based awards based on their net present value. The purpose of those tally sheets was to provide the committee with a comprehensive snapshot of the elements of actual and potential future compensation that could result from 2008 compensation proposed for our NEOs. Although the amount of past compensation, including amounts realizable from prior equity awards, was set forth on the tally sheet, the committee did not generally consider it a factor in setting 2008 compensation level. The committee believed that if prior compensation arrangements were taken into account in determining current and future arrangements, the key motivational elements of the compensation program would be substantially diminished. Additionally, equity awards granted in prior years were generally not factored into survey data reporting total direct compensation. Potential payments under our change in control severance benefit program were also not considered by the committee when setting compensation for 2008. As indicated, those arrangements provide severance benefits consistent with the practice of peer companies, and our committee considers those arrangements essential to the attraction and retention of our NEOs but not as a specific compensation component to be analyzed or awarded for a given year. Our severance arrangements, and modifications made to these arrangements during the year, are described below under V. Severance Arrangements and in the section of this proxy statement entitled “Severance and Change in Control Arrangements with Named Executive Officers.”

D. The Role of Long-Term Incentive Awards.  For many years, stock option grants were the sole form of our equity compensation, and we continue to use stock option grants in combination with other forms of equity awards available under our 1998 Stock Incentive Plan to provide long-term incentives to our executive officers. In 2005 we began to award RSUs as part of our long-term incentive program for most employees. We believe that RSUs are a valuable addition to our long-term incentive program for several reasons, including our ongoing program to reduce the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the SFAS 123R compensation expense we record for financial accounting purposes and the actual value delivered to our executive officers and other employees, and the fact that the incentive effects of RSUs are somewhat less subject to market volatility than stock options and therefore offer a more balanced and competitive equity compensation arrangement. Accordingly, for employees below the officer level, from 2005 through 2008 we have increased the use of RSUs and decreased the use of options, each as a percentage of total annual shares granted.

The committee approves the stock option and RSU grants each year in connection with the annual review of the performance of our NEOs and other employees. The grants awarded in connection with the annual review, typically during the second quarter of each year, represent the majority of the shares granted annually under our equity programs. Each grant is designed to align the interests of the NEO with those of the shareholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each option grant allows the officer to acquire shares of our Class A common stock, at the closing selling price on the grant date, over a specified period, usually ten years. Each option granted to an NEO generally vests and becomes exercisable in a series of monthly installments over a four year period of continued service. Each RSU entitles the recipient to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. The vesting of RSUs is also tied to continued service and, with the exception of the RSUs granted under the special RSU program (as described below), is typically in the form of quarterly vesting over a four year service period. Accordingly, each equity award will provide a return to the executive officer only to the extent he remains employed with us during the vesting period, and then (for stock options) only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

Mr. McGregor makes recommendations to the committee each year regarding the size of the company-wide pool to be available for equity award grants. In determining the size of such pool, Mr. McGregor and the committee give consideration to our annual corporate-wide dilution rate (the total number of shares underlying all equity awards granted during the year, divided by the weighted average shares outstanding as of the last quarter of the immediately preceding year, calculated using the treasury stock method). In the past few years, in light of our higher dilution rate among the surveyed companies, we have attempted to reduce shareholder dilution and the number of equity awards made each year. We have successfully decreased our rate of corporate-wide dilution (net of option cancellations and shares withheld for the payment of taxes) from 6.3% in 2005 to 3.4% in 2008, and our objective is to reduce that rate to approximately 2.1% in 2009 (assuming option cancellations and shares withheld for the payment of taxes consistent with prior years). If repurchases of our common stock through our repurchase programs are included, our corporate-wide dilution rate decreased from 5.0% in 2005 to -8.0% in 2008, or approximately 13%.

In 2008 the number of shares available for grant for the year was determined by first reducing the established company-wide pool for expected new hire and promotion grants based on historical grants and budgeted new positions. In determining the actual awards to be made to an individual, Mr. McGregor made recommendations for each of the participating employee groups and for each of the NEOs other than himself, based on the proposed net present value of the awards determined using the parameters described above. In determining the net present value to be delivered, Mr. McGregor and the committee generally attempt to maintain a constant net present value within a group and from year to year and to approximate total direct compensation for the NEOs near the 75th percentile of similarly situated executives at the surveyed companies at the time of grant.

Due to management transition and retention issues we were facing in 2008 and the decline in our stock price, and in light of the committee’s objective to maintain total direct compensation near the 75th percentile of the surveyed companies, with an equity component value relatively consistent with prior years, the committee increased from the prior year the total number of options and RSUs granted in 2008 to each NEO and other members of management and reduced the number of participants receiving equity awards. The equity awards granted to our NEOs in 2008 represented 4.09% of the total equity awards to our employees in 2008, compared to 3.37% in 2007 (for our then current NEOs). Total direct compensation of Messrs. McGregor, Brandt, Lagatta and Dull, as reviewed by the committee at this time, was at approximately 74% of the 75th percentile after including these awards. For purposes of this comparative information, we included the awards made to Mr. Tirva even though he was not an executive officer at the time those awards were made.

The following chart sets forth equity awards made to the NEOs during 2008 and, for comparative purposes 2007:

		Number of				Number of
		Stock Options		Number of		Options		Number of
		Granted in		RSUs Awarded		Granted in		RSUs Awarded
Named Executive Officer	2008 Grant Date	2008		in 2008		2007		in 2007

Scott A. McGregor	4/24/2008	250,000				230,000
	5/5/2008			100,000				115,000
Eric K. Brandt	4/24/2008	100,000				175,000(3)
	5/5/2008			40,000				87,500	(3)
Arthur Chong	11/5/2008	125,000	(4)	62,500	(4)	N/A		N/A
Thomas F. Lagatta	4/24/2008	62,500				50,000
	5/5/2008			25,000				25,000
Robert L. Tirva	4/24/2008	20,000				9,000	(5)	4,500	(5)
	5/5/2008			10,000		20,000	(6)	10,000	(6)
	8/5/2008			25,000
David A. Dull	4/24/2008	100,000				65,000
	5/5/2008			40,000				32,500
Henry Samueli, Ph.D.	4/24/2008	125,000				115,000
	5/5/2008			50,000				57,500

Information regarding the vesting schedules of the stock options and RSUs awarded in 2008 is included in this proxy statement under the heading “Executive Compensation and Other Information — Outstanding Equity Awards at Fiscal Year End.”

Mr. Tirva’s August 2008 RSU award was part of a special retention program that the committee implemented in 2008 to take into account the decreased value of the equity awards held by certain key employees and the fact that such equity component comprised a significant portion of their total direct compensation. In February and August 2008, a total of 905,000 RSUs were granted under this program to 57 employees based on the recommended list that Mr. McGregor submitted to the committee. To assure the program would serve its retention objective, the RSUs were structured so that they would not vest in whole or in part unless the recipient completed a three-year period of service measured from the award date, subject to vesting acceleration under certain limited circumstances. The recipients of these special retention RSUs did not include any executive officers other than Mr. Tirva.

E.	The Role of Cash Compensation.

Base Salaries.  The committee reviews the base salary level for executive officers each year. Base salaries are determined on the basis of the officer’s level and scope of responsibility, experience, individual performance, competitive market data and a desire to achieve internal pay equity among the group. In setting base salaries, the committee evaluates the survey data and has in the last two years approved increases to the total cash compensation of our NEOs with the long-term objective of setting that element of their compensation closer to the 50th percentile of the total cash compensation paid to similarly-situated executives at the surveyed companies. This objective is intended to provide a more substantial element of security and stability to NEO total compensation each year and is consistent with the committee’s continuing goal to transition our compensation program to reflect more typical practices in the semiconductor industry, which generally provide compensation programs with greater emphasis on cash compensation than our current NEO compensation program.

In March 2008 the committee approved increases to the NEOs’ annual base salaries, ranging from a high of $32,500 to a low of $10,000. Mr. McGregor’s salary was increased from $650,000 to $682,500, a 5% increase over his prior base salary. The salary increases for the other NEOs (other than Dr. Samueli, whose salary was unchanged from $1) ranged from 2.9% to 8.3% of the prior year’s base salary. The 2008 salary increases for the NEOs other than Mr. McGregor were based on his recommendations and his performance evaluations of those NEOs. Mr. McGregor annually establishes a proposed aggregate salary budget for all

 (3) Mr. Brandt’s 2007 equity awards were made in connection with his hire.
 (4) Mr. Chong’s 2008 equity awards were made in connection with his hire.
 (5) Mr. Tirva was not an executive officer during 2007.
 (6) Such grants were awarded to Mr. Tirva in connection with his promotion in 2007 to Vice President, Finance, a non-executive officer position.

employees and reviews and allocates the budgeted salaries among the employees, by group or title, striving to achieve internal pay equity among the employees within a group and among the company as a whole. In making his recommendations regarding NEO salaries, Mr. McGregor emphasized the need to retain comparable compensation levels among the NEOs, while recognizing market competitive factors and individual performance. In making its determinations regarding NEO salary increases, the committee considered Mr. McGregor’s recommendations and the other factors discussed above. In connection with Mr. Tirva’s promotion to Vice President and Corporate Controller, on July 3, 2008 the committee approved an increase to Mr. Tirva’s annual base salary from $217,350 to $221,450.

The committee remains committed to its historical philosophy of tying the major portion of each NEO’s total compensation to stock price growth and our financial performance. Accordingly, 2008 salaries represent only 10.40% of total direct compensation for Mr. McGregor, and on average 14.96% of the average of the total direct compensation for Messrs. Brandt, Dull, Lagatta and Tirva. The comparative surveys evaluated in December 2007 indicated that base pay for our elected officers was in each instance below the 50th percentile and frequently at or below the 25th percentile, with salaries of our NEOs averaging at 99% of the 25th percentile of the weighted average of the surveyed companies.

The Role of Annual Incentive Cash Compensation.  Cash incentive compensation in the form of annual cash bonuses has been paid to our executive officers for the past four years. In the past, it was the committee’s belief that performance-based cash compensation should not constitute a substantial percentage of total direct compensation, because it promotes retention only in the short-term over the performance period and was not a significant factor in attracting new executive talent in our industry than equity compensation. The committee and management also recognized that we operate in a cyclical industry and that our annual financial metrics can be affected, in some cases significantly, by macroeconomic conditions. For 2007, such bonuses made up a relatively small part of each NEO’s total direct compensation (from a high of 5.10% to a low of 2.46%). For 2008, however, the committee decided to increase the percentage of incentive cash compensation, resulting in actual cash bonuses that accounted for a high of 13.45% of NEO total direct compensation to a low of 7.56% (excluding the bonus paid to Mr. Chong, which was prorated). These changes were made in light of the committee’s current goal to increase total cash compensation, reduce the substantially predominant equity component and increase the level of our variable or performance-based cash component, such as our annual incentive cash bonus program.

In addition, the committee decided not to utilize our Executive Officer Performance Bonus Plan, which is intended to provide bonuses that qualify as “performance-based compensation” under Section 162(m) of the Code, for the 2008 executive officer bonus program. Instead, the committee amended our Performance Bonus Plan, that we normally maintain for other members of management and select employees, to include the executive officers as participants. The amendment provided the committee with more discretion to adjust individual bonus amounts to take into account the challenges faced by, and individual achievements of, the executive officers during the year, even if those challenges and achievements were not initially identified at the time the performance goals for the year were established. The committee considered it important to have greater flexibility in tying the annual bonus award to individual achievements, particularly in light of the fact that a Section 162(m) qualifying performance-based bonus plan would be of minimal value due to our substantial federal net operating loss and tax credit carryforwards (approximately $1.72 billion and $398.7 million, respectively, as of December 31, 2008). For that reason, the NEOs were made eligible to participate in the Performance Bonus Plan for the 2008 plan year. For the 2008 plan year there were 366 employees at or above the “director” employee level (which includes our NEOs) and 2,367 employees below the director level participating in the Performance Bonus Plan.

As discussed above, for 2008, the committee increased the target bonus opportunity for the NEOs, which is expressed as a percentage of salary, from 50% to 55% of base salary for Mr. McGregor, and from 40% to 50% of base salary for each of our other NEOs (excluding Dr. Samueli who voluntarily does not participate in our Performance Bonus Plan, and excluding Mr. Tirva, our Vice President and Corporate Controller, whose target bonus opportunity was 30%). This increase to the incentive cash component of our pay mix increases the competitiveness of our compensation and permits us to continue to provide total direct compensation near targeted levels while somewhat reducing our reliance on long term equity incentives. Under the 2008 program for our executive officers, the bonus pool was based on our satisfaction of pre-established financial objectives, with each participating NEO achieving 50% of his bonus pool allocation based on those financial objectives. The remaining portion of each NEO’s bonus, which could, in the discretion of the committee, be in a dollar amount greater or less than the otherwise remaining portion of his or her bonus pool allocation, was based on the committee’s assessment of the performance and contributions of the individual and his area of responsibility. By taking into account each participant’s individual performance in the bonus determination process, the committee is able to differentiate among executives and establish a more defined link between an individual’s performance and his or her compensation.

The committee established a total target potential bonus pool under the Performance Bonus Plan for 2008 of $24.0 million (compared to $16.1 million for 2007(7)) and a maximum bonus pool of $45.6 million (compared to $24.2 million for 2007(7)). The actual size of the bonus pool was $36.7 million (compared to $16.38 million for 2007(7)) based upon our performance relative to the financial performance objectives established at the beginning of the year and set forth in the table below. Of this pool, $21.8 million was available for bonus payments to employees at or above the director employee level (including our NEOs) and $14.9 million was available for bonus payments to employees below the director employee level. For 2008, these financial performance objectives and their relative weightings were:

		Total Contribution to
		Bonus Pool at Target
Financial Performance Metric at Target Level	Weighting	Performance

Net revenues of $4.245 billion (excluding royalties and certain other items)	40%	$9.6 million
Non-GAAP Earning per share (EPS) of $1.24	40%	$9.6 million
Working capital efficiency measured by:
Days Sales Outstanding, and	10%	$2.4 million
Inventory Turns	10%	$2.4 million

The committee authorized certain adjustments to the net revenue target based on our performance relative to market data from companies in our segment of the semiconductor industry, referred to as the Segmented Industry, and to the EPS target based on the performance of the Segmented Industry as compared to expected performance, as described below:

•	Net Revenue — In the event our net revenue exceeded the $4.245 billion target, funding of the pool would have increased above $9.6 million to a maximum of $19.2 million, based upon the amount by which our annual revenue growth (2008 as compared to 2007) exceeded the revenue growth of the Segmented Industry over the same period. In the event that we did not meet our net revenue target, the bonus pool could still have been funded by up to $14.4 million depending on our annual revenue growth as compared to that of the Segmented Industry. Threshold funding would be based on our revenue growth lagging the Segmented Industry revenue growth by not more than 6%. Net revenues were defined to exclude royalties and certain other extraordinary items as described below.

•	Non-GAAP EPS — In the event our non-GAAP EPS exceeded the $1.24 target, funding of the pool would have increased above $9.6 million to a maximum of $19.2 million. The committee also authorized certain credits to our non-GAAP EPS for the following events: (i) for Segmented Industry revenue growth below the stated expected revenue growth for the Segmented Industry and (ii) for each revenue growth percentage that we fell below our expected revenue growth level for 2008 that was lower than the decrease in the Segmented Industry revenue growth as compared to its expected growth.

•	Days Sales Outstanding and Inventory Turns — If our target of 38 for Days Sales Outstanding and 8 for Inventory Turns (each based on the average level in the preceding four quarters), were exceeded, then funding of the pool could have increased above $2.4 million to a maximum of $3.6 million for each of these performance objectives.

The bonus pool would have been funded at a maximum level of 190% of target had we achieved all of the performance objectives at the maximum levels and after giving effect to maximum adjustments based on the comparison to the Segmented Industry. If our performance had been at threshold level for any of the foregoing performance metrics, then there would have been no funding of the bonus pool with respect to that performance metric. Performance above the specified threshold level of each performance metric would have resulted in funding of the bonus pool based on a pre-established schedule of individual milestones for that metric, with each attained milestone resulting in a specific level of funding. Straight-line interpolation would have been used for any attained level between the specified milestones, including interpolation above the threshold amount of zero and prior to the first milestone for each metric. The identified milestone that would have provided the lowest specified amount of funding pertained to inventory turns and would have resulted in 13% funding for that metric (or $300,000 bonus pool funding), representing only 1.3% of the potential target bonus pool, if none of the other three performance metrics had been attained at the minimum threshold level for funding the bonus pool.

The financial performance metrics above and related adjustments were chosen as they reward profitable growth and market share gain in our core chip business, adjust for industry cyclicality and better align the metrics with those that equate to increased stock performance and shareholder value. The Segmented Industry was determined using data subset from the World Semiconductor Trade Statistics organization, or WSTS, which tabulates data for the Semiconductor Industry Association

(7) The amounts presented for 2007 combine the target and maximum bonus pool and actual bonus pool numbers from the Executive Officer Performance Bonus Plan and the non-executive officer Performance Bonus Plan.

Global Sales Report. For comparative purposes, we excluded from the aggregate WSTS data, segments within which we do not compete (Memory, MPU, Discrete, Sensors and Application-Specific Analog (Automotive and Other (Industrial)).

In February 2009, the committee determined that our performance under the financial performance metrics of the Performance Bonus Plan, after giving effect to the weighting per metric and the attained level of each metric, to be a composite 163% of target for 2008. Before the 163% factor was applied, the total target pool amount of $24.0 million was adjusted downward to $22.5 million as a result of employees whose employment terminated prior to the calculation of the pool. As a result, the total bonus pool available for distribution based on the actual level of performance against targeted performance was $36.7 million. The bonus pool funding for each performance metric was calculated after giving effect to the reductions in the pool made as a result of certain employees who terminated prior to the date the actual bonus payments were made. Our specific performance and its impact on our bonus pool, including adjustments is as follows:

•	Net Revenue — For purposes of calculating the net revenue portion of the pool under the Performance Bonus Plan our 2008 Net Revenue of $4.66 billion was adjusted downward to exclude (i) royalty income from a patent license agreement we entered into in July 2007 and (ii) revenue we recorded in connection with our acquisition of the DTV business of Advanced Micro Devices, Inc. After taking into account these exclusions we realized net revenue of $4.50 billion which exceeded the revenue growth of the Segmented Industry by over 10 points and provided for a contribution to the total bonus pool of $13.5 million.

•	Non-GAAP EPS — For purposes of calculating the non-GAAP EPS portion of the pool under the Performance Bonus Plan our 2008 EPS was first adjusted for certain non-cash, non-recurring, extraordinary and/or other items, such as certain charges related to acquisitions ($233.2 million), stock-based compensation ($509.4 million), employer payroll tax expense on certain stock option exercises ($4.0 million), settlement costs ($15.8 million), restructuring costs ($1.0 million reversals), losses on strategic investments ($4.3 million), non-operating gains ($200,000), certain other non-cash charges, adjustments to income taxes ($91.3 million), and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30. This resulted in a non-GAAP EPS of $1.62 which was then adjusted upward by $0.06 as the revenue growth for the Segmented Industry dropped below the expected growth for such Segmented Industry. Taking into account these adjustments we achieved non-GAAP EPS of $1.68 which exceeded the maximum target amount of $1.65 and provided for a contribution to the total bonus pool of $18.0 million.

•	Days Sales Outstanding and Inventory Turns — For Days Sales Outstanding, we achieved 33.4 (based on the average level in the preceding four quarters), nearly 5 points better than our target of 38, which provided for a contribution to the total pool of $3.4 million. For Inventory Turns we achieved 7.6 (based on the average level in the preceding four quarters), which was just below our target of 8 and provided for a contribution to the total pool of $1.8 million.

Based on these financial results, each participant was budgeted up to 163% of his or her individual target bonus opportunity for 2008. For the NEOs and certain other participants, 50% of that potential bonus amount was paid solely on the basis of this financial performance, and the remaining portion of the bonus awarded to each NEO was based on the committee’s assessment of his individual performance and the performance of his division, business unit or other area of responsibility. In making such determinations regarding individual performance of the NEOs, the committee reviewed Mr. McGregor’s recommendations regarding bonus pool allocations among the executive officers (and other applicable employees whose bonuses are partially determined by individual performance), the operating strategies and goals established for each NEO in consultation with Mr. McGregor at the commencement of the year, the performance of his division, business unit or other area of primary responsibility, and the other challenges and achievements during the year.

The following chart summarizes the percentage of target bonus opportunity achieved by each of the NEOs. The bonus awarded to Mr. Dull, whose employment terminated in February 2009, is discussed separately below under the heading VI. 2009 Compensation Decisions — E. Agreement with Mr. Dull. Dr. Samueli does not participate in the annual cash incentive program.

			Amount of Bonus
	Total Amount of Bonus and	Amount of Bonus	Earned from
	Percentage of Target Bonus	Earned from Company	Individual
Named Executive Officer	Opportunity Earned	Performance	Performance

Scott A. McGregor	$615,000 / 163.84%	$306,306	$308,694
Eric K. Brandt	$300,000 / 166.67%	$146,880	$153,120
Arthur Chong(8)	$50,000 / 168.66%	$24,190	$25,810
Thomas F. Lagatta	$250,000 / 166.67%	$122,400	$127,600
Robert L. Tirva	$108,000 / 164.08%	$53,709	$54,291

(8)	The bonus for Mr. Chong was prorated for the number of days that he served as an executive officer in 2008.

The committee took into account the following achievements, among others, of the NEOs when determining the amount of the bonus awarded for individual performance:

•	For Mr. McGregor, his integral contribution to Broadcom’s performance during 2008 in achieving “profitable growth,” which included a 23.3% increase in our net revenue, along with strong profits and cash flow, in a year when the semiconductor industry declined in overall revenue by 3%; and his role in growing our market share in key target markets.

•	For Mr. Brandt, his contributions to Broadcom’s performance during 2008 in achieving both “profitable growth,” through cost containment, expense reduction measures and strengthened internal processes; and increased financial transparency for the investment community.

•	For Mr. Chong, his successful assumption of General Counsel responsibilities, including initiating a number of strategic and structural changes.

•	For Mr. Lagatta, his success in achieving a number of new strategic design wins, particularly with respect to our “combo” wireless chips and in increasing our market share in our established markets; and his contribution to achieving Days Sales Outstanding at 33.4 (based on the average level in the preceding four quarters).

•	For Mr. Tirva, his successful assumption of Corporate Controller responsibilities, including managing the transition to a new independent registered public accounting firm in 2008 and the timely filing of our 2008 Form 10-K.

F. Individual Compensation Arrangements.  A summary of the material terms of Mr. McGregor’s severance arrangement, together with a quantification of the benefits, may be found in the section entitled “Severance and Change in Control Arrangements with Named Executive Officers” of this proxy statement. The individual compensation arrangements for Dr. Samueli and Mr. Chong are summarized as follows:

Specific Equity Compensation Arrangement for Dr. Samueli.  Dr. Samueli is one of our co-founders and holds a substantial equity ownership. Dr. Samueli’s salary for 2008 remained at the nominal level of $1.00 in accordance with his voluntary agreement to maintain his base salary at that amount, and he also voluntarily declined to participate in the Performance Bonus Plan during 2008. Because of these factors, his compensation cannot be realistically assessed or compared to compensation data derived from market surveys. As a result, the committee has not relied on market data in determining Dr. Samueli’s long-term equity compensation but has instead deemed it more appropriate and reasonable to size his equity awards in relation to the comparable awards made to Mr. McGregor each year.

In 2008, consistent with past practices, the committee set Dr. Samueli’s equity awards at 50% of the comparable awards made to Mr. McGregor. The awards were made in recognition of the valuable strategic technical contributions Dr. Samueli made in 2007 and the fact that he did not receive cash compensation for his services during that year.

New Hire Compensation Arrangement for Arthur Chong.  In October 2008, Arthur Chong joined us as our Senior Vice President, General Counsel and Secretary. The size of his equity awards and the level of his base salary (established at $350,000) were determined pursuant to negotiations surrounding his hire, budget constraints and a desire to maintain internal equity among the NEOs. His base salary represents a $25,000 increase over the base salary paid to our former General Counsel. His target bonus opportunity is the same as that of Messrs. Brandt and Lagatta and was prorated based on the number of days he was employed during 2008. Mr. Chong’s compensation package was deemed appropriate based on the competitive market data for a general counsel of Mr. Chong’s experience and credentials.

Pursuant to the employment offer letter we entered into with Mr. Chong upon his hiring as our General Counsel in October 2008, Mr. Chong also received a $150,000 signing bonus, which he is obligated to repay in the event he voluntarily terminates his employment with us within 24 months after his hire date. The committee believes this signing bonus was necessary and reasonable given the factors discussed above and to partially compensate him for the lower level of cash compensation he was to receive from us as compared to his cash earnings at his former employer.

G. Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered performance-based under the provisions of Section 162(m). As discussed earlier, none of the cash bonuses paid for 2008 under the Performance Bonus Plan will qualify as performance-based compensation for Section 162(m) purposes. In addition, the RSUs awarded to our executive officers will also not qualify as performance based compensation under Section 162(m), since their vesting is not tied to any performance metrics. For 2008, Messrs. McGregor, Chong, Lagatta and Tirva were the only NEOs subject to the limitations of Section 162(m). The dollar amount of the non-performance-based compensation paid to these executive officers for 2008 that exceeded the $1.0 million Section 162(m) limit on deductibility was as follows: (i) for Mr. McGregor, the excess was $1.96 million; and (ii) for Mr. Lagatta, the excess was $389,774. In each case the excess was due primarily to the vesting of their respective RSUs. In light of our federal net operating loss and tax credit carry forwards (approximately $1.72 billion and $398.70 million, respectively, as of December 31, 2008), we do not believe that the loss of the tax deductions as a result of the application of Section 162(m) had any meaningful impact upon our reported annual financial results.

As we continue to utilize service-vesting RSU awards as an element of our equity compensation, it is likely that the non-performance-based compensation payable to certain executive officers will continue to exceed the $1.0 million limit in one or more future years. We also intend to have our executive officers continue to participate in the Performance Bonus Plan in 2009 so that the committee will continue to have more flexibility in determining their individual bonus amounts based on factors other than our financial performance. Accordingly, the resulting bonuses for 2009 will not qualify as performance-based compensation under Section 162(m). We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not result in immediate tax savings because of our substantial operating loss and tax credit carry forwards. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation.

Stock options with service-based vesting are generally considered performance-based for purposes of Section 162(m). However, it is possible that one or more option grants for which we had to revise the measurement dates for financial accounting purposes as a result of the 2006/2007 voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

IV.	Other Policies Affecting Executive Officer Compensation

A. Share Ownership Policy.  Since a major objective of our equity compensation program is to align the interests of our executive officers with those of our shareholders, in April 2005 our Board established a share ownership policy for our executive officers. The policy was amended in August 2006 to increase the share ownership requirements. Pursuant to the amended policy, individuals in executive officer status on October 31, 2005 must accumulate and continue to hold beneficial ownership of the following minimum numbers of shares of our common stock as of each respective date indicated:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares

An individual who first becomes an executive officer after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of the date he or she commences service in that capacity. The required level of ownership will thereafter increase in annual increments of 1,000 shares as of each ensuing anniversary date, to a minimum ownership requirement of 5,000 shares after five years of service in that capacity. The shares held under this policy must be actual outstanding shares of our common stock, and credit will not be given for the in-the-money vested stock options or unvested RSUs. All of our NEOs are in compliance with this policy.

B. Market Timing of Equity Awards.  Annual option grants to existing executive officers and employees are made in connection with our annual employee review process. Under our current practice, the grant date for the annual option grants is normally two business days following the public release of our financial results for a completed fiscal period, with our annual focal grants generally being made in April or May of each year. Accordingly, there is no established practice of timing our option grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. The grant date for option grants for newly-hired elected corporate officers is two business days following the public release of our financial results for a completed fiscal period after the employee’s actual commencement of employment. RSU awards to all employees are made on regularly scheduled quarterly dates. Under our current practice, equity awards for all officers are made by the committee, and equity awards for other eligible individuals are made by our Equity Award Committee, comprising Messrs. Major and McGregor. All stock option grants, whether made by the committee or the Equity Award Committee, have an exercise price per share equal to the closing selling price per share on the grant date.

V. Severance Arrangements

In 2004 in connection with our search for a new chief executive officer, the committee implemented an officer retention program under which certain severance benefits would become payable to our executive officers if their employment were to terminate under certain defined circumstances following a change in control or the appointment of a new chief executive officer or upon their death or disability. As part of the employment agreement we entered into with Mr. McGregor in connection with his hiring in early 2005, he would be entitled to severance benefits in the event his employment were to terminate by reason of his death, disability, resignation for good reason or an involuntary termination without cause. These terms were developed through an arm’s length negotiation prior to Mr. McGregor’s employment and reflected information we obtained from FWC regarding similar terms at peer companies.

In connection with the annual renewal process for the officer retention agreements, the committee undertook an extensive review of those agreements and given the retention issues we were facing in 2008 and our desire to provide severance benefits comparable with peer companies, the committee modified the severance program and entered into amended agreements with each of our NEOs, other than Dr. Samueli and Mr. Dull for whom participation in the program was not renewed. Mr. Chong was not employed with us at the time of the renewal process, but his employment offer letter provides a commensurate level of severance benefits as provided to Messrs. Brandt and Lagatta. In making the modifications to the officer retention agreements and similar changes to the severance benefit provisions of Mr. McGregor’s employment agreement, the committee took into consideration the comparative market data on severance and change in control practices provided by FWC. As discussed above, in compiling this market data FWC looked at the practices of 14 other semiconductor companies.

Specifically, the changes to our severance arrangements, which for all participants except Mr. McGregor are payable only upon a qualifying termination following a change in control, included:

•	Increasing the salary continuation payments for Mr. McGregor to three times salary (previously one times), and for Messrs. Brandt and Lagatta to two times salary (previously one times). The salary continuation for Mr. Tirva, who was not previously a party to a severance arrangement, is one times salary.

•	Providing additional cash severance at a multiple of the average of the annual bonuses earned by the executive officer for the three years preceding the year of this termination. For Mr. McGregor the multiple is three, for Messrs. Brandt and Lagatta, the multiple is two, and Mr. Tirva the applicable multiple is one. The cash severance component, along with the salary continuation component, will be paid in regular payroll installments over a 36 month period for Mr. McGregor, a 24 period for Messrs. Brandt and Lagatta, and a 12 month period for Mr. Tirva.

•	Providing full accelerated vesting of all outstanding equity awards upon a covered termination in the protected period after a change in control, instead of 24 months of service vesting credit. The stock options so accelerated will continue to have an extended post-service exercise period (generally not to exceed 24 months, but in no event beyond the expiration of their respective maximum terms).

•	Providing parachute tax-gross up payments in the event the severance payments exceed by more than 20% the dollar amount of the severance benefits that could be provided without incurring the parachute excise tax. Such a gross-up was deemed appropriate to avoid the unfair impact the excise tax would otherwise have on new executives with relatively lower levels of total compensation versus those with longer tenure and higher compensation levels and on those who exercised their options during the base period taken into account for parachute tax purposes versus those who did not.

•	Providing a lump sum payment to cover estimated COBRA health care continuation coverage for 36 months and life and disability insurance coverage for 12 months. Previously, we provided funds for such coverage on a monthly basis for the applicable coverage period.

•	Eliminating the hiring of a new chief executive officer as an eligibility event for subsequent severance benefits.

•	Binding the executives to non-compete, non-solicitation and non-disparagement covenants and requiring continued compliance under the NEO’s Confidentiality and Invention Assignment Agreement.

Entitlement to severance benefits is also conditioned upon our receipt of a general release of all claims against us and our affiliates. A further summary of the material terms of the severance program and Mr. McGregor’s specific severance arrangement, each as amended in August 2008, together with a quantification of the benefits available under the program to each of the NEOs, may be found in the section entitled “Severance and Change in Control Arrangements with Named Executive Officers” on page 54 of this proxy statement.

In originally designing the program, the committee worked with its own independent counsel and retained an independent accounting firm (different from either our former or current independent registered public accounting firm) to perform certain tax calculations concerning the economic impact of the program upon us and the participating officers. In amending the retention program and Mr. McGregor’s agreement in August 2008, the committee worked with FWC to analyze the financial impact of the proposed changes and the market practices of peer companies. The committee reviewed “tally sheets” setting forth detailed analyses of the cost of the program, including the proposed tax gross up payments, which were calculated by an independent accounting firm. The market data demonstrated that our existing arrangements provided benefits below the average benefits provided by surveyed companies.

The committee believes that our severance agreements promote important goals crucial to our long-term financial success. The agreements create incentives for our NEOs to obtain the highest possible value for our shareholders, should we become subject to an acquisition, by protecting their equity awards, the most significant component of their total compensation, in the event their employment were terminated in connection with the acquisition. Accordingly, for all participating NEOs other than Mr. McGregor, the program provides for accelerated vesting of all of the NEO’s outstanding equity awards on a so-called “double trigger” basis, which requires that we undergo a substantial change in control or ownership and that the participating NEO’s employment is terminated within a designated limited period following the acquisition. The agreements are also intended to retain qualified executives who could have other job alternatives that may appear to provide them with more financial security absent the program, particularly given the significant level of acquisition activity in the technology sector and our predominant reliance on equity compensation. Finally the agreements allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail.

In reviewing the severance arrangement in effect for Mr. McGregor under his employment agreement, the committee reaffirmed its view that the severance benefits that were negotiated as part of that employment agreement were reasonable, advisable, and consistent with agreements offered by our competitors.

VI.	2009 Executive Compensation Decisions

A. Base Salary Increases.  In light of the current economic downturn, the committee delayed any action regarding NEO salary increases until at least October 2009. The committee will at that time reassess whether any adjustments should be made based on the circumstances and facts then available.

B. Changes to Incentive Cash Compensation.  In March 2009 the committee determined that it was appropriate to modify the performance criteria used in determining the bonus pool to reflect management’s focus and direction for 2009.

At its March 11, 2009 meeting, the committee established the bonus pool for 2009 at $40.0 million at target level and $80.0 million at maximum level. The actual size of the bonus pool will depend upon our achievement of target objectives tied to financial measures of company performance and will also include a discretionary amount, determined by the committee. The decision to increase the target bonus pool opportunity from the 2008 amount ($24.0 million) came as part of our long term strategy to reduce the predominant equity component of our compensation program and increase variable or performance-based cash compensation.

For 2009 the financial performance objectives are aligned with our stated focus of emerging stronger in a down market (as measured by increased market share or a higher relative rate of revenue growth) while protecting our cash flow from operations. The specific elements and their relative weightings are:

(i)	relative revenue performance (excluding extraordinary items, at the discretion of the committee) funding 40% (or $16.0 million) of the total target pool,

(ii)	cash flow from operations (excluding extraordinary items, at the discretion of the committee) funding an additional 40%, (or $16.0 million) of the total target pool, and

(iii)	discretionary funding over the remaining 20% (or $8.0 million) of the total target pool. The discretionary component will afford the committee flexibility to award a bonus component based on strategic accomplishments, as well as its assessment of corporate and individual performance and achievements for 2009, including the challenges faced by, and achievements of, Broadcom during the year, even if those challenges and achievements were not identified at the time the performance goals for the year were established.

In calculating our achievement of the financial metrics, the committee will provide certain adjustments based on our performance relative to companies in our segment of the semiconductor industry, referred to as the Segmented Industry. We will again determine the Segmented Industry using data from the WSTS. For comparative purposes, the committee will again exclude from the aggregate WSTS data, the segments within which we do not compete, such as Memory, MPU, Discrete, Sensors, etc. In 2009 the committee reviewed more detailed financial and segment information and was thus able to identify more specifically the segments within the WSTS with which we compete and which are representative of our target end markets. Accordingly, for 2009 we will also exclude Optoelectronics, MCU, DSP, and semiconductors targeted at the automotive and industrial markets.

The financial performance objectives to be used in 2009 are described as follows.

•	Relative Revenue Performance — In the event the Segmented Industry revenue growth for 2009 compared to 2008 is within plus or minus 10% and our revenue growth exceeds the Segmented Industry by 4 points, then funding of the pool will be at target level or $16.0 million, and to the extent our revenue growth is greater, the pool will be funded to a maximum of 200% of target level, or $32.0 million, for this performance objective based on pre-established milestones and interpolation between the milestones. The threshold level of funding for our revenue performance (which may range from $0 to $2.0 million) will occur to the extent our revenue growth lags the Segmented Industry by 2 points or less, with $2.0 million of funding to occur if our revenue growth lags the semiconductor industry revenue growth by no more than 1 point.

In the event that the Segmented Industry revenue growth is outside the plus or minus 10% range, the threshold level of funding for this objective (which may range from $0 to $2.0 million) will occur if our revenue growth is between 80% and 90% of the Segmented Industry revenue growth; target funding will occur if our revenue growth surpasses the Segmented Industry revenue growth by 40% (as measured as a percent of a percent); and maximum funding will occur if our revenue growth surpasses the Segmented Industry revenue growth by 60%.

•	Cash Flow from Operations — In the event Segmented Industry revenue growth for 2009 compared to 2008 is within minus 10% to minus 15%, funding of the pool may increase above $16.0 million to a maximum of $32.0 million for this performance objective, based upon how much our cash flow from operations exceeds our targeted cash flow from operations. If we do not meet our targeted cash flow from operations, the bonus pool may still be funded (in an amount between $0 and $2.7 million for this objective) if our cash flow exceeds our threshold amount.

In the event the 2009 Segmented Industry revenue growth compared to 2008 is below minus 15%, there would be a downward adjustment made to our target cash flow performance objective. If the 2009 Segmented Industry revenue growth is better than minus 10%, there would be an upward adjustment to our target cash flow performance objective.

For 2009 under the Performance Bonus Plan, the committee increased the target bonus opportunity for the executive officers, which is expressed as a percentage of salary, from 55% to 100% of base salary for Mr. McGregor, from 50% to 75% of base salary for each of Messrs. Brandt, Chong and Lagatta and from 30% to 50% for Mr. Tirva. This increase in the incentive cash component of our pay mix maintains competitive compensation and increases variable cash compensation while reducing our reliance on long-term equity incentives to help reduce our annual share dilution rates. The targeted payout percentages, and the entire pool amount, serve as a general guide and the committee retains complete discretion to pay bonuses over or under the targeted amounts based on an assessment of the performance and contributions of the individual (and his area of responsibility) at year end. By taking into account each participant’s individual performance in the bonus determination process, the committee is able to differentiate among executives and establish a more defined link between an individual’s performance and his or her compensation.

C. Changes to Long-Term Incentive Compensation.  In 2009 the committee adopted new equity award guidelines, pursuant to which employees below the Vice President level will not receive stock options and will only be eligible to receive RSUs. Officers at the Vice President level will continue to receive a combination of stock options and RSUs. A principal reason for this change was to give employees below the Vice President level a compensation package that is less subject to market risk.

D. Comparative Analysis for 2009.  For purposes of benchmarking 2009 executive officer compensation, the committee will use the weighted average of the following surveys: (i) fifty percent weighting for the 2008 Radford survey of executive officer compensation levels at selected companies (select cut) (27 companies); (ii) twenty-five percent weighting for the 2008 Radford survey of executive officer compensation levels at high technology companies with greater than $3 billion of annual revenue (94 companies selected from the 716 surveyed); and (iii) twenty-five percent weighting for the 2008 CHiPS survey of executive officer and senior management compensation levels at high technology companies with annual revenue between $3 billion and $10 billion dollars (37 companies). The committee may also use the FWC study as an additional guide in its evaluation of executive officer compensation.

In the latter half of 2008 Radford changed its default methodology for the valuation of stock options and now uses a Black-Scholes option pricing formula. Because of this change and because the Black-Scholes pricing methodology is more closely aligned with the cost for stock options we expense for financial statement purposes, we have also changed to the Black-Sholes methodology for valuing our stock options for comparative purposes.

E. Agreement with Mr. Dull.  In January 2009 the committee authorized and approved an agreement with Mr. Dull, our then Senior Advisor and former Senior Vice President, Business Affairs, General Counsel and Secretary, pursuant to which his employment terminated February 28, 2009.

The agreement provided Mr. Dull with the following principal benefits: (i) cash severance equal to (A) $325,000, representing one times his current annual base salary, plus (B) a bonus payment in the amount of $198,656 based on the performance goals we attained for 2008; (ii) 12 months of accelerated vesting of his outstanding stock options and RSUs and an extended post-service exercise period (not to exceed 12 months) in which to exercise such stock options (but not beyond the expiration dates of their respective maximum terms); and; (iii) a one time lump sum payment in the amount of $350,000 to cover the estimated cost of continued medical care coverage for himself and his spouse and eligible dependents for a period of years. In connection with the modification to Mr. Dull’s equity awards that were either accelerated or modified to extend his post-service exercise period of his vested stock options, we anticipate recording a non-cash charge in the amount of approximately $2.6 million.

The foregoing severance benefits were conditioned upon Mr. Dull’s satisfaction of the following requirements: (i) delivery of a general release of all claims against us and our affiliates; (ii) compliance with the non-solicitation and non-disparagement provisions of the agreement for a two year period; (iii) continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement; and (iv) cooperation with respect to certain pending litigation matters.

Additionally, in the event that Mr. Dull is determined, pursuant to a nonappealable final order or determination in any judicial or administrative proceeding, to have engaged in any misconduct (as defined below) relating to any stock options or other forms of equity compensation awards we granted, then (i) any of Mr. Dull’s stock options outstanding at such time due to the extended post-service exercise period provided by the agreement will terminate and cease to be outstanding and exercisable, and (ii) we will have the right to rescind (A) each exercise of stock options effected during such extended post-service exercise period, (B) each exercise, whenever effected, of any stock options that vested by reason of the vesting acceleration provisions of the agreement, and (C) the vesting of any RSUs due to those vesting acceleration provisions. In the event of any such rescission, Mr. Dull must repay us the amount of any gain realized as a result of the rescinded option exercises (determined as of the time of each such exercise) or the rescission of the accelerated vesting of the RSUs (with such gain to be determined at the time of such rescission or, if the shares subject to those RSUs have been sold, then at the time of such sale). Misconduct is defined in the agreement to mean (i) any act or omission that constitutes fraud under federal or state law or (ii) conduct that constitutes a breach of Mr. Dull’s fiduciary duty to Broadcom.

The committee worked extensively with its independent counsel regarding the propriety, advisability and fairness of the provisions of the agreement, including consideration of the level of benefits provided thereunder, the compensation cost we would record relating to the modifications to his equity awards, the level of benefits provided to prior departing executives, the post-employment obligations imposed on Mr. Dull and the repayment/rescission provisions governing the equity benefits provided him. The committee determined, on the basis of those discussions and its own evaluation of the benefits to be provided Mr. Dull under that agreement in relation to his service and the various provisions, restrictions and limitations governing those benefits, that the agreement provided a reasonable and appropriate level of severance benefits that is fair and equitable to both Mr. Dull and Broadcom and our shareholders.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2009 annual meeting of shareholders and incorporated by reference into Broadcom’s 2008 annual report on Form 10-K.

Submitted by the Compensation Committee of the Board:

John E. Major, Chair
Eddy W. Hartenstein

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned by our named executive officers for services rendered in all capacities to Broadcom for the years ended December 31, 2006, 2007 and 2008 by our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers whose total compensation for 2008 was in excess of $100,000 and who were serving as executive officers at the end of 2008. The table also provides summary information concerning the compensation earned by our Co-Founder (who served in an executive officer position as our Chief Technical Officer through May 13, 2008), and our former Senior Vice President, Business Affairs and General Counsel who ceased such executive officer status May 14, 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total

Scott A. McGregor	2008	$679,250	$308,694	$2,525,979	$6,998,830	$306,306	$3,878	$10,822,937
President, Chief	2007	639,231	0	3,652,142	6,331,658	321,750	7,073	10,951,854
Executive Officer and Director	2006	600,000	240,000	3,128,121	5,926,553	0	3,716	9,898,390
Eric K. Brandt	2008	360,154	153,120	891,742	658,511	146,880	654	2,211,061
Senior Vice President and Chief Financial Officer(7)	2007	270,577	150,000	469,779	342,205	138,600	1,208	1,372,369
Arthur Chong	2008	59,231	175,810	40,842	44,307	24,190	33,109	377,489
Senior Vice President, General Counsel and Secretary(8)
Thomas F. Lagatta	2008	298,385	127,600	693,511	526,055	122,400	3,841	1,771,792
Senior Vice President,	2007	282,115	0	514,804	1,571,601	112,860	534,394	3,015,774
Worldwide Sales	2006	267,346	100,000	355,183	1,957,563	0	6,380	2,686,472
Robert L. Tirva	2008	219,213	54,291	361,210	184,892	53,709	1,754	875,069
Vice President, Corporate Controller and Principal Accounting Officer(9)
David A. Dull	2008	320,961	198,656	933,339	697,470	0	4,012	2,154,438
Former Senior Vice	2007	297,173	0	668,848	1,331,266	118,800	5,342	2,421,429
President, Business	2006	275,712	100,000	456,330	1,732,871	0	4,556	2,569,469
Affairs, General Counsel and Secretary(10)
Henry Samueli, Ph.D.	2008	1	0	1,298,541	884,096	0	0	2,182,638
Co-Founder,	2007	1	0	919,656	550,511	0	0	1,470,168
Former Chairman of the Board and Chief Technical Officer(11)	2006	1	0	551,154	236,693	0	0	787,848

(1)	Includes compensation deferred under our 401(k) employee savings plan.

(2)	The amounts shown for 2008 represented the bonuses paid under our Performance Bonus Plan to our named executive officers based on the committee’s assessment of their individual performance and contributions for the year. See also Footnote 5 below. Also includes a $150,000 signing bonus for Mr. Chong. For Mr. Dull the amount reported represents the amount he received pursuant to his agreement with Broadcom as discussed in the section entitled Compensation Discussion & Analysis — VI. 2009 Executive Compensation Decisions — E. Agreement with Mr. Dull.

(3)	The amounts shown for each reported year are the compensation costs recognized in our financial statements for that year with respect to RSUs granted to each named executive officer, whether in that year or prior years, to the extent we recognized compensation cost in the reported year for such awards in accordance with the provisions of SFAS 123R. The reported compensation costs are based on the grant-date fair value of each RSU award. Such grant-date fair value was calculated on the basis of the fair market value of the underlying shares of Class A common stock on the award date and was not adjusted to take into account any estimated forfeitures.

(4)	The amounts shown for each reported year are the compensation costs recognized in our financial statements for that year with respect to stock options granted to each named executive officer, whether in that year or prior years, to the extent we recognized compensation cost in the reported year for such awards in accordance with the provisions of SFAS 123R. Such compensation costs are based on the grant-date fair value of those options determined pursuant to a Black-Scholes option pricing model, with no adjustment to reflect estimated forfeitures. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2008 Form 10-K.

Summary Compensation Table — Footnotes (continued)

(5)	The amounts shown for 2008 were earned under the Performance Bonus Plan. Under the 2008 program for our named executive officers, the bonus pool was based on our satisfaction of pre-established financial objectives, with each participating named executive officer achieving 50% of his bonus pool allocation based on these financial objectives. These amounts are reflected in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation. The remaining portion of each named executive officer’s bonus was based on the committee’s assessment of the performance and contributions of the individual and his area of responsibility. These amounts are reflected in the Summary Compensation Table under the column entitled Bonus. For a description of the Executive Officer Performance Bonus Plan, see Compensation Discussion & Analysis — III. Executive Compensation Program, Process and Implementation — E. The Role of Cash Compensation.

The amounts shown for 2007 were earned under the Executive Officer Performance Bonus Plan. For a description of the Executive Officer Performance Bonus Plan, see Compensation Discussion & Analysis — Incentive Compensation in our Proxy Statement for the 2008 Annual Meeting of Shareholders filed with the SEC April 29, 2008.

(6)	It is not the practice of the Compensation Committee or the company to provide its executive officers with any meaningful perquisites. The amounts shown for 2008 as All Other Compensation include matching contributions made under our 401(k) employee savings plan and income attributable to life insurance coverage paid by us, as separately itemized in the following table. The 401(k) contributions and life insurance coverage are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

	401(k) Plan
	Company Contributions in	Life Insurance
Named Executive Officer	2008	Coverage in 2008

Scott A. McGregor	$2,875	$1,003
Eric K. Brandt	0	654
Arthur Chong	0	278
Thomas F. Lagatta	2,875	966
Robert L. Tirva	1,318	436
David A. Dull	2,206	1,806
Henry Samueli, Ph.D.	0	0

Mr. Chong also received (i) $18,617 in reimbursement for certain relocation and temporary living expenses; and (ii) a related tax gross-up of $14,214 to offset his resulting tax liability.

(7)	Mr. Brandt commenced employment beginning March 26, 2007 as our Senior Vice President and Chief Financial Officer and has served as our Principal Financial Officer since March 26, 2007.

(8)	Mr. Chong commenced employment October 31, 2008 as our Senior Vice President, General Counsel and Secretary. For a description of the material terms of Mr. Chong’s employment agreement, see Compensation Discussion & Analysis — III. Executive Compensation Programs, Process and Implementation — F. Individual Compensation Arrangements.

(9)	Mr. Tirva was elected to the position of Vice President, Corporate Controller and Principal Accounting Officer June 16, 2008. Prior to that, he served as Vice President, Finance, a non-executive officer position.

(10)	Mr. Dull served as our Senior Vice President, Business Affairs and General Counsel during 2008 through May 13, 2008. He then served in a non-executive officer position as our Senior Advisor from May 14, 2008 through February 28, 2009.

(11)	Dr. Samueli served as our Chairman of the Board and Chief Technical Officer during 2008 through May 13, 2008. Since that date, he has remained employed in a non-officer position.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2008.

					All Other Stock	All Other Option
					Awards: Number	Awards: Number
		Estimated Possible Payouts Under			of Shares of	of Securities	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Stock	Underlying	Price of Option	Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	or Units(2)	Options(3)	Awards ($/Sh)	Option Awards(4)

Scott A. McGregor	April 24, 2008	$0	$187,688	$356,606
	April 24, 2008					250,000	$27.74	$2,680,000
	May 5, 2008				100,000		—	2,628,000
Eric K. Brandt	April 24, 2008	$0	$90,000	$171,000
	April 24, 2008					100,000	27.74	1,072,000
	May 5, 2008				40,000		—	1,051,200
Arthur Chong	October 31, 2008	$0	$14,823	$28,163
	November 5, 2008					125,000	17.06	1,122,500
	November 5, 2008				62,500		—	1,066,250
Thomas F. Lagatta	April 24, 2008	$0	$75,000	$142,500
	April 24, 2008					62,500	27.74	670,000
	May 5, 2008				25,000		—	657,000
Robert L. Tirva	April 24, 2008	$0	$32,910	$62,529
	April 24, 2008					20,000	27.74	214,400
	May 5, 2008				10,000		—	262,800
	August 5, 2008				25,000		—	633,250
David A. Dull	April 24, 2008	$0	$81,250	$154,375
	April 24, 2008					100,000	27.74	1,072,000
	May 5, 2008				40,000		—	1,051,200
Henry Samueli, Ph.D.	April 24, 2008					125,000	27.74	1,340,000
	May 5, 2008				50,000		—	1,314,000

(1)	Under the 2008 program for our named executive officers, the bonus pool was based on our satisfaction of pre-established financial objectives, with 50% of each participating named executive officer’s bonus pool allocation tied to the attainment of these financial objectives. The remaining portion of each named executive officer’s bonus, which could, in the discretion of the committee, be in a dollar amount more or less than the otherwise remaining portion of his bonus pool allocation, was based on the committee’s assessment of the performance and contributions of the individual in his area of responsibility. The actual amount earned by each named executive officer based on our attainment of the financial objectives is disclosed in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation. The actual amount earned by each named executive officer based on the committee’s assessment of such officer’s performance is disclosed in the Summary Compensation Table under the column entitled Bonus. For a description of the Performance Bonus Plan, see Compensation Discussion & Analysis — III. Executive Compensation Program, Process and Implementation — E. The Role of Cash Compensation.

Mr. Chong commenced participation in the 2008 bonus program effective with his start date, October 31, 2008. The amounts set forth above are prorated to reflect his start date.

The amounts for Mr. Tirva reflect his target and maximum non-equity incentive plan bonus after giving effect to his promotion to Vice President, Corporate Controller and Principal Accounting Officer in June 2008.

In connection with our agreement with Mr. Dull, in lieu of his participation in our 2008 bonus program, he received a bonus for 2008 in the amount of $198,656. For further details regarding our agreement with Mr. Dull, see Compensation Discussion & Analysis — VI. 2009 Executive Compensation Decisions — E. Agreement with Mr. Dull.

Funding of our bonus pool for 2008 was based on the extent to which Broadcom exceeded the threshold levels set for the following four performance metrics weighted as follows: net revenue (weighted 40%), non-GAAP EPS (weighted 40%), days sales outstanding (weighted 10%) and inventory turns (weighted 10%) The named executive officers were entitled to receive 50% of their bonus pool allocation based on the actual levels at which those performance metrics were attained. Any additional bonus amount paid to the named executive officer was at the discretion of the compensation committee. The dollar amounts shown above at target and maximum levels are based on the percentage of bonus opportunity payable at target performance and at maximum performance. If our performance was at threshold level for any of the four performance metrics, there would be no funding of the bonus pool with respect to that performance metric. Performance above the specified threshold level of each performance metric would have resulted in funding of the bonus pool based on a pre-established schedule of individual milestones set for that metric, with each attained milestone resulting in a specific level of funding for the bonus pool. Interpolation was to be used for any attained level between the specified milestones, including interpolation above the threshold amount of zero and prior to the first milestone for each metric. The identified milestone that would have provided the lowest specified amount of

Grants of Plan-Based Awards — Footnotes (continued)

bonus pool funding pertained to inventory turns and would have resulted in 13% funding for that metric (or $300,000 bonus pool funding), representing only 1.3% of the potential target bonus pool, if the other three performance metrics had been funded at 0.

(2)	The stock awards reported in the above table represent RSUs issued under our 1998 Stock Incentive Plan. Each RSU entitles the executive to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration.

Information regarding the RSU vesting schedules for Messrs. McGregor, Brandt, Chong, Lagatta, Tirva, Dull and Dr. Samueli is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

(3)	Amounts shown represent options issued under our 1998 Stock Incentive Plan that will, in general, vest and become exercisable in 48 successive installments upon the executive officer’s completion of each month of service over a four-year service period, measured from the grant date. However, Mr. Chong’s option will vest and become exercisable for 25% of the shares upon his continuation in service through October 31, 2009 and will vest and become exercisable for the remaining option shares in successive equal monthly installments upon his completion of each additional month of service over the ensuing 36 months. Each option has a maximum term of ten years.

The options granted to all of our named executive officers (other than Mr. Dull and Dr. Samueli) will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

(4)	The dollar value of the options shown represents the estimated grant date fair value determined pursuant to the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2008 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2008. As of the end of 2008, none of the named executive officers held any unearned equity incentive plan awards subject to performance vesting requirements.

	Option Awards
	Number of		Number of					Stock Awards
	Securities		Securities					Number of		Market Value
	Underlying		Underlying					Shares or		of Shares or
	Unexercised		Unexercised		Option		Option	Units of Stock		Units of Stock
	Options		Options		Exercise		Expiration	That Have		That Have
Name	Exercisable		Unexercisable		Price		Date	Not Vested		Not Vested(1)

Scott A. McGregor	2,353,381	(2)	62,504	(2)	$21.3133		01/02/2015
	182,291	(3)	67,709	(3)	32.3867		01/02/2016
	91,041	(3)	138,959	(3)	32.9300		05/02/2017
	41,666	(3)	208,334	(3)	27.7400		04/23/2018
								195,838	(4)	$3,323,371
Eric K. Brandt	76,561	(5)	98,439	(5)	32.9300		05/02/2017
	16,666	(3)	83,334	(3)	27.7400		04/23/2018
								89,688	(6)	$1,522,005
Arthur Chong	0		125,000	(7)	17.0600		11/04/2018
								62,500	(8)	$1,060,625
Thomas F. Lagatta	4,057	(9)	0		10.4933		07/02/2012
	37,193	(9)	0		12.6670		07/02/2012
	135,939	(9)	0		16.6070		05/18/2013
	51,561	(9)	0		13.3333		05/18/2013
	337,500	(9)	0		22.8933		12/06/2013
	64,687	(3)	2,813	(3)	21.4733		02/04/2015
	32,291	(3)	17,709	(3)	41.1500		05/04/2016
	19,791	(3)	30,209	(3)	32.9300		05/02/2017
	10,416	(3)	52,084	(3)	27.7400		04/23/2018
								46,720	(10)	$792,838
Robert L. Tirva	7,970	(9)	0		23.4133		11/09/2013
	4,691	(9)	0		22.8933		12/06/2013
	5,001	(3)	626	(3)	21.4733		02/04/2015
	7,750	(3)	4,250	(3)	41.1500		05/04/2016
	3,562	(3)	5,438	(3)	32.9300		05/02/2017
	6,250	(3)	13,750	(3)	32.9100		11/04/2017
	3,333	(3)	16,667	(3)	27.7400		04/23/2018
								47,009	(11)	$797,743
David A. Dull	103,125	(9)	0		26.5000		12/23/2011
	20,000	(9)	0		10.6800		08/04/2012
	243,750	(9)	0		23.4133		11/09/2013
	150,000	(9)	0		22.8933		12/06/2013
	150,000	(9)	0		22.3933		12/11/2013
	56,062	(3)	2,438	(3)	21.4733		02/04/2015
	48,437	(3)	26,563	(3)	41.1500		05/04/2016
	25,729	(3)	39,271	(3)	32.9300		05/02/2017
	16,666	(3)	83,334	(3)	27.7400		04/23/2018
								68,251	(12)	$1,158,219
Henry Samueli, Ph.D.	750,000	(9)	0		23.3733		03/01/2012
	80,729	(13)	44,271	(13)	41.1500	(13)	05/09/2016
	45,520	(3)	69,480	(3)	32.9300		05/02/2017
	20,833	(3)	104,167	(3)	27.7400		04/23/2018
								99,220	(14)	$1,683,763

Outstanding Equity Awards at Fiscal Year End — Footnotes (continued)

(1)	Represents the fair market value per share of our common stock December 31, 2008 ($16.97) multiplied by the number of shares underlying RSUs that had not vested as of December 31, 2008.

(2)	Based on an option granted on January 3, 2005 to purchase 3,000,000 shares of our Class A Common Stock. The option vested and became exercisable as to 25% of the underlying shares on the first anniversary of such grant date, and the remaining 75% vested in successive equal installments upon Mr. McGregor’s completion of each additional month of service over the ensuing 36 months.

(3)	Each option vests and becomes exercisable for the total number of option shares in a series of successive equal monthly installments over the 48-month period measured from the grant date. The following schedule sets forth the grant date of each option with such a vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

			Number of Shares
			Underlying Option
Name	Grant Date	Expiration Date	at Time of Grant

Scott A. McGregor	01/03/2006	01/02/2016	250,000
	05/03/2007	05/02/2017	230,000
	04/24/2008	04/23/2018	250,000
Eric K. Brandt	04/24/2008	04/23/2018	100,000
Thomas F. Lagatta	02/05/2005	02/04/2015	67,500
	05/05/2006	05/04/2016	50,000
	05/03/2007	05/02/2017	50,000
	04/24/2008	04/23/2018	62,500
Robert L. Tirva	02/05/2005	02/04/2015	15,000
	05/05/2006	05/04/2016	12,000
	05/03/2007	05/02/2017	9,000
	11/05/2007	11/04/2017	20,000
	04/24/2008	04/23/2018	20,000
David A. Dull	02/05/2005	02/04/2015	58,500
	05/05/2006	05/04/2016	75,000
	05/03/2007	05/02/2017	65,000
	04/24/2008	04/23/2018	100,000
Henry Samueli, Ph.D.	05/03/2007	05/02/2017	115,000
	04/24/2008	04/23/2018	125,000

Mr. Dull’s outstanding options vested on an accelerated basis as to 60,000 shares in connection with his termination of employment February 28, 2009.

(4)	Determined on the basis of (i) RSUs awarded January 3, 2006 originally covering 124,999 shares of Class A common stock (of which 88,536 had vested as of December 31, 2008), (ii) RSUs awarded May 5, 2007 originally covering 115,000 shares of Class A common stock (of which 43,125 had vested as of December 31, 2008) and (iii) RSUs awarded May 5, 2008 originally covering 100,000 shares of Class A common stock (of which 12,500 had vested as of December 31, 2008). The remaining 36,463 RSUs from the January 3, 2006 award will vest in a series of four equal successive quarterly installments of 7,812 units each over the period measured from November 5, 2008 through November 5, 2009; and the remaining 5,215 units will vest February 5, 2010. The remaining 71,875 RSUs from the May 5, 2007 award will vest in a series of ten quarterly installments over the period measured from November 5, 2008 through May 5, 2011. The remaining 87,500 RSUs from the May 5, 2008 award will vest in a series of fourteen quarterly installments over the period measured from November 5, 2008 through May 5, 2012. As the RSUs vest, the underlying shares of Class A common stock will be issued.

(5)	Represents an option granted to purchase 175,000 shares of Class A Common Stock. The option became exercisable as to 25% of the underlying shares on March 26, 2008, and the remaining 75% will vest in successive equal installments upon his completion of each additional month of service over the ensuing 36 months.

(6)	Determined on the basis of (i) RSUs awarded May 5, 2007 originally covering 87,500 shares of Class A common stock (of which 32,812 had vested as of December 31, 2008) and (ii) RSUs awarded May 5, 2008 originally covering 40,000 shares of Class A common stock (of which 5,000 had vested as of December 31, 2008). The remaining 54,688 RSUs from the May 5, 2007 award will vest in a series of ten quarterly installments over the period measured from November 5, 2008 through May 5, 2011. The remaining 35,000 RSUs from the May 5, 2008 award will vest in a series of fourteen quarterly installments over the period measured from November 5, 2008 through May 5, 2012. As the RSUs vest, the underlying shares of Class A common stock will be issued.

(7)	Represents an option granted to purchase 125,000 shares of Class A Common Stock. The option will become exercisable as to 25% of the underlying shares October 31, 2009, and the remaining 75% will vest in successive equal installments upon his completion of each additional month of service over the ensuing 36 months.

(8)	The RSUs will vest in a series of sixteen quarterly installments over the period measured from November 5, 2008 through November 5, 2012. As the RSUs vest, the underlying shares of Class A common stock will be issued.

(9)	Fully vested and immediately exercisable.

Outstanding Equity Awards at Fiscal Year End — Footnotes (continued)

(10)	Determined on the basis of (i) RSUs awarded February 5, 2005 originally covering 22,500 shares of Class A common stock (of which 21,093 had vested as of December 31, 2008), (ii) RSUs awarded April 24, 2006 originally covering 25,000 shares of Class A common stock (of which 17,187 had vested as of December 31, 2008), (iii) RSUs awarded May 5, 2007 originally covering 25,000 shares of Class A common stock (of which 9,375 had vested as of December 31, 2008), and (iv) RSUs awarded May 5, 2008 originally covering 25,000 shares of Class A common stock (of which 3,125 had vested as of December 31, 2008). The remaining 1,407 RSUs awarded February 5, 2005 vested, and the underlying shares were issued, on February 5, 2009. The remaining 7,813 RSUs awarded April 24, 2006 will vest in a series of five quarterly installments over the period measured from November 5, 2008 through February 5, 2010. The remaining 15,625 RSUs awarded May 5, 2007 will vest in a series of ten quarterly installments over the period measured from November 5, 2008 through May 5, 2011. The remaining 21,875 RSUS from the May 5, 2008 award will vest in a series of fourteen quarterly installments over the period measured from November 5, 2008 through May 5, 2012. As the RSUs vest, the underlying shares of Class A common stock will be issued.

(11)	Determined on the basis of (i) RSUs awarded February 5, 2005 originally covering 3,600 shares of Class A common stock (of which 3,375 had vested as of December 31, 2008), (ii) RSUs awarded August 26, 2005 originally covering 4,500 shares of Class A common stock (of which 3,654 had vested as of December 31, 2008), (iii) RSUs awarded April 24, 2006 originally covering 6,000 shares of Class A common stock (of which 4,125 had vested as of December 31, 2008), (iv) RSUs awarded May 5, 2007 originally covering 4,500 shares of Class A common stock (of which 1,687 had vested as of December 31, 2008), (v) RSUs awarded November 5, 2007 originally covering 10,000 shares of Class A common stock (of which 2,500 had vested as of December 31, 2008), (vi) RSUs awarded May 5, 2008 originally covering 10,000 shares of Class A common stock (of which 1,250 had vested as of December 31, 2008), and (vii) RSUs awarded August 5, 2008 covering 25,000 shares of Class A common stock (of which no shares had vested as of December 31, 2008). The remaining 225 RSUs awarded February 5, 2005 vested, and the underlying shares were issued, on February 5, 2009. The remaining 846 RSUs awarded August 26, 2005 will vest in a series of three quarterly installments over the period measured from November 5, 2008 through August 5, 2009. The remaining 1,875 RSUs awarded April 24, 2006 will vest in a series of five quarterly installments over the period measured from November 5, 2008 through February 5, 2010. The remaining 2,813 RSUs awarded May 5, 2007 will vest in a series of ten quarterly installments over the period measured from November 5, 2008 through May 5, 2011. The remaining 7,500 RSUs awarded November 5, 2007 will vest in a series of twelve quarterly installments over the period measured from November 5, 2008 through November 5, 2011. The remaining 8,750 RSUs from the May 5, 2008 award will vest in a series of fourteen quarterly installments over the period measured from November 5, 2008 through May 5, 2012. All of the 25,000 RSUs awarded August 5, 2008 will vest on August 5, 2011. As the RSUs vest, the underlying shares of Class A common stock will be issued.

(12)	Determined on the basis of (i) RSUs awarded February 5, 2005 originally covering 19,500 shares of Class A common stock (of which 18,281 had vested as of December 31, 2008), (ii) RSUs awarded April 24, 2006 originally covering 37,500 shares of Class A common stock, (of which 25,781 had vested as of December 31, 2008), (iii) RSUs awarded May 5, 2007 originally covering 32,500 shares of Class A common stock (of which 12,187 had vested as of December 31, 2008), and (iv) RSUs awarded May 5, 2008 originally covering 40,000 shares of Class A common stock (of which 5,000 had vested as of December 31, 2008). The remaining 1,219 RSUs awarded February 5, 2005 vested, and the underlying shares were issued, on February 5, 2009. In connection with his termination of employment on February 28, 2009, Mr. Dull vested in 27,500 RSUs on an accelerated basis. The underlying shares of Class A common stock will be issued no later than May 5, 2009.

(13)	Such option was granted for 125,000 shares May 10, 2006. The exercise price for such option, $41.15, exceeded the fair market value per share of our Class A common stock on the day of grant by $2.05. The option will vest and become exercisable for such shares in a series of 48 equal successive monthly installments upon Dr. Samueli’s completion of each month of service over the period measured from May 10, 2006 through May 10, 2010.

(14)	Determined on the basis of (i) RSUs awarded May 10, 2006 originally covering 62,500 shares of Class A common stock (of which 42,968 had vested as of December 31, 2008), (ii) RSUs awarded May 5, 2007 originally covering 57,500 shares of Class A common stock (of which 21,562 had vested as of December 31, 2008), and (iii) RSUs awarded May 5, 2008 originally covering 50,000 shares of Class A common stock (of which 6,250 had vested as of December 31, 2008). The remaining 19,532 RSUs from the May 10, 2006 award will vest in a series of five equal successive quarterly installments over the period measured from November 5, 2008 through February 5, 2010. The remaining 35,938 RSUs awarded May 5, 2007 will vest in a series of ten quarterly installments over the period measured from November 5, 2008 through May 5, 2011. The remaining 43,750 RSUs from the May 5, 2008 award will vest in a series of fourteen quarterly installments over the period measured from November 5, 2008 through May 5, 2012. As the RSUs vest, the underlying shares of Class A common stock will be issued.

The options and RSUs awarded to each of our named executive officers (other than Mr. Dull, who is no longer employed with us, and Dr. Samueli) will vest on an accelerated basis upon the officer’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Securities		Shares
	Acquired on	Value Realized on	Acquired	Value Realized on
Name	Exercise	Exercise(1)	on Vesting	Vesting(2)

Scott A. McGregor	0	$0	89,163	$1,985,871
Eric K. Brandt	0	0	26,875	600,839
Arthur Chong	0	0	0	0
Thomas F. Lagatta	0	0	21,250	476,262
Robert L. Tirva	0	0	8,399	188,216
David A. Dull	72,116	1,308,711	27,375	612,150
Henry Samueli, Ph.D.	0	0	36,250	811,140

(1)	Based on the amount by which the market price of a share of our Class A common stock on the dates of exercise exceeded the applicable exercise price per share of the option.

(2)	Represents the fair market value of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

Severance and Change in Control Arrangements with Named Executive Officers

None of our named executive officers have an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, we have entered into agreements with all our executive officers that provide certain severance benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized below.

McGregor Agreement.  In October 2004 we entered into an offer letter agreement with Mr. McGregor that was amended in August 2008. The agreement, as amended, provides that if we terminate Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason (each a “qualifying termination” event ), he will receive the following severance benefits:

•	Cash severance equal to three times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 36 month period.

•	Payment of any cash bonuses as to which the applicable performance goals have been attained at the time of the qualifying termination but not the applicable service vesting requirements.

•	One or more discretionary cash bonuses based on his performance for the year prior to the qualifying termination, to the extent such bonuses have not already been paid for that year.

•	Immediate vesting of a portion of his outstanding unvested stock options, RSUs and any other equity awards, continued vesting of the remaining unvested portion of those awards over a specified period and an extended post-service exercise period (generally not to exceed 24 months) in which to exercise his outstanding stock options (but not beyond the expiration of their respective maximum terms).

•	A one time lump sum payment equal to (i) 36 times the amount by which his monthly cost for COBRA continuation coverage under our group health plans exceeds the monthly cost payable by a similarly-situated executive in our active employ for the same health care coverage and (ii) 12 times the amount by which his monthly cost for continued life and disability insurance coverage under our group plans exceed the monthly cost payable by a similarly-situated executive in our active employ for the same coverage.

•	Should any of the severance benefits constitute a parachute payment under Section 280G of the Code, then Mr. McGregor will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Code, provided that such parachute payment is more than 20% greater than the dollar amount of severance benefits or other parachute payments that could be provided to Mr. McGregor without his incurrence of such excise tax.

Mr. McGregor will receive all of the foregoing severance benefits upon his satisfaction of the following severance benefit requirements:

•	Delivery of a general release of all claims against Broadcom and our affiliates.

•	Continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement.

•	Continued compliance with the non-solicitation, non-competition and non-disparagement provisions of the agreement for the duration of the cash severance period.

Should Mr. McGregor satisfy the release condition but fail to comply with the remaining severance benefit requirements, then the dollar amount of his cash severance payments and the number of shares that vest on an accelerated basis under his outstanding equity awards would be reduced, and he would no longer be entitled to any Section 4999 tax gross-up.

The agreement, as amended also provides that if Mr. McGregor’s employment is terminated by reason of his death or disability, then,

•	he or his legal representative may become entitled to certain cash bonuses that may vest and become payable upon such event,

•	his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and

•	his stock options will remain exercisable for 12 months after the date of such termination (but not beyond the expiration of their respective maximum terms).

For purposes of the agreement, as amended, “cause” is generally defined to include Mr. McGregor’s (i) material breach of (a) a fiduciary duty, (b) any provisions of his Confidentiality and Invention Assignment Agreement or (c) our Code of Ethics and Corporate Conduct; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; (iii) any act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment or (iv) willful and knowing participation in the preparation or release of false or materially misleading financial statements or willful and knowing submission of any false or erroneous certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange.

Under the agreement, as amended, “good reason” is generally defined as (i) a change in position that reduces his authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) our taking of any action that would materially diminish the aggregate value of his cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that he be based at any office or location that increases the distance from his home to the office or location by more than 50 miles; (v) our purported termination of his employment other than pursuant to a notice of termination; and (vi) our failure to require any of our successors to assume his amended agreement , after receipt of written notice of such failure and a reasonable cure period.

Change in Control Severance Benefit Program.  In August 2008 we entered into Change in Control Severance Benefit Agreements with Messrs. Brandt, Lagatta, and Tirva. Each agreement provides that if such officer’s employment is terminated by us other than for cause or disability, or by the officer for good reason, within 24 months following a change in control (a “qualifying termination” event), such officer will be eligible for the same level of severance benefits summarized above for Mr. McGregor, except that with respect to the cash severance component, such officer (other than Mr. Tirva) will receive two times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years (or such fewer number of years of employment with us) immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 24 month period.

The cash severance component of Mr. Tirva’s Change in Control Severance Benefit Agreement is equal to one times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which his qualifying termination occurs and will be paid in regular payroll installments over a 12 month period.

Each officer’s receipt of such severance benefits under his Change in Control Severance Benefit Agreement is subject to his compliance with the same severance benefit requirements as in effect for Mr. McGregor. As with Mr. McGregor, the cash severance payments and accelerated vesting of outstanding equity awards for which such officer is eligible under his Change in Control Severance Benefit Agreement will also be reduced and the Section 4999 tax gross-up eliminated in the event such officer does not comply with all of the severance benefit requirements.

Each of the Change in Control Severance Benefit Agreements also provides that if the officer’s employment is terminated by reason of his death or disability, he will receive the same level of death and disability benefits summarized above for Mr. McGregor.

The definitions of “cause” and “good reason” under the Change in Control Severance Benefit Agreements are substantially the same as the definitions described above for Mr. McGregor.

Each Change in Control Severance Benefit Agreement will continue in effect until August 19, 2009. However, on August 19 of each year, the term of that agreement will automatically be extended for an additional one-year period, unless the Compensation Committee expressly determines that the automatic one-year extension will not apply.

In October 2008 we entered into an offer letter agreement with Mr. Chong that provides severance benefits substantially similar to those provided under the Change in Control Severance Agreements with Messrs. Brandt and Lagatta.

Under each of the severance benefit agreements, a “change in control” is generally defined as one of the following: (i) an acquisition of us by a shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) a change in a majority of our board members over a period of 24 months or less, except for changes in such majority approved by our incumbent members or their approved successors.

In August 2008 Mr. Dull’s participation in the Change in Control Severance Benefit program expired, without being renewed.

Dull Agreement.  In January 2009 the committee authorized and approved an agreement with Mr. Dull, our then Senior Advisor and former Senior Vice President, Business Affairs, General Counsel and Secretary, pursuant to which his employment terminated February 28, 2009.

The agreement provided Mr. Dull with the following principal benefits: (i) cash severance equal to $325,000, representing one times his current annual base salary, (ii) a bonus payment in the amount of $198,656 based on the performance goals we attained in 2008; (iii) 12 months of accelerated vesting of his outstanding stock options and RSUs and an extended post-service exercise period (not to exceed 12 months) in which to exercise such stock options (but not beyond the expiration dates of their respective maximum terms); and (iv) a one time lump sum payment in the amount of $350,000 to cover the estimated cost of continued medical care coverage for himself and his spouse and eligible dependents for a period of years. In connection with the modification to Mr. Dull’s equity awards that were either accelerated or modified to extend his post-service exercise period of his vested stock options, we anticipate recording a non-cash charge in the amount of approximately $2.6 million.

The foregoing severance benefits were conditioned upon Mr. Dull’s satisfaction of the following requirements: (i) delivery of a general release of all claims against us and our affiliates; (ii) compliance with the non-solicitation and non-disparagement provisions of the agreement for a two year period; (iii) continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement; and (iv) cooperation with respect to certain pending litigation matters.

Additionally, in the event that Mr. Dull is determined, pursuant to a nonappealable final order or determination in any judicial or administrative proceeding, to have engaged in misconduct relating to any stock options or other forms of equity compensation awards we granted, then (i) any of his stock options outstanding at such time due to the extended post-service exercise period provided by the agreement will terminate and cease to be outstanding and exercisable, and (ii) we will have the right to rescind (A) each exercise of stock options effected during such extended post-service exercise period, (B) each exercise, whenever effected, of any stock options that vested by reason of the vesting acceleration provisions of the agreement, and (C) the vesting of any RSUs due to those vesting acceleration provisions. In the event of any such rescission, Mr. Dull must repay us the amount of any gain realized as a result of the rescinded option exercises (determined as of the time of each such exercise) or the rescission of the accelerated vesting of the RSUs (with such gain to be determined at the time of such rescission or, if the shares subject to those RSUs have been sold, then at the time of such sale).

Other Programs.  Under our form Stock Option Agreement and form Restricted Stock Unit Issuance Agreement for our 1998 Stock Incentive Plan, in the event a change in control occurs, each outstanding stock option under the Discretionary Grant Program will automatically accelerate in full unless (i) that option is assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule that would otherwise be in effect for those shares in the absence of such change in control. In addition, any outstanding equity awards under the Stock Issuance Program, including RSUs, will vest as to the number of shares of Class A common stock subject to those awards immediately prior to the change in control, and the underlying shares will become immediately issuable (subject to any required deferral under applicable law), except to the extent those equity awards are assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator has the discretion to structure and has in the past so structured, equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continue in effect or replaced with a cash retention program.

Under the 1998 Stock Incentive Plan, a change in control is generally defined as one of the following: (i) an acquisition of us by shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities.

In June 2007 the Compensation Committee approved a policy regarding accelerated vesting of outstanding equity awards under the 1998 Stock Incentive Plan upon the employee’s death or permanent disability. Under the policy, an employee (other than Mr. McGregor and the officers participating in the Change in Control Severance Benefit Program) who dies or becomes permanently disabled will become entitled to accelerated vesting with respect to the number of shares subject to each of his or her outstanding equity awards equal to the product of: (i) 1/48 of the then unvested shares underlying such award, multiplied by (ii) the total number of months such employee has been in our employ or the employ of any company acquired by us up to a maximum of 48 months.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits that would become payable under certain specified circumstances to our named executive officers under our 1998 Stock Incentive Plan and the severance agreements described in the section above entitled Severance and Change in Control Arrangements with Named Executive Officers. The benefit estimates are based on the following assumptions:

(i) for Mr. McGregor, (A) a change in control occurred December 31, 2008, the last business day of 2008, and his equity awards under the 1998 Stock Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination of his employment occurred December 31, 2008 at the time of a change of control; (C) a qualifying termination of his employment occurred December 31, 2008 in the absence of a change of control; or (D) his employment terminated by reason of his death or disability December 31, 2008;

(ii) for Messrs. Brandt, Chong, Lagatta and Tirva, (A) a change in control occurred December 31, 2008 and their respective equity awards under the 1998 Stock Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination of their employment occurred December 31, 2008 at the time of the change of control; or (C) their employment terminated by reason of death or disability December 31, 2008;

(iii) for Mr. Dull and Dr. Samueli, (A) a change in control occurred December 31, 2008 and their equity awards under the 1998 Stock Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; or (B) their employment terminated by reason of death or disability December 31, 2008; and

(iv) the price paid per share of our Class A common stock in the assumed change in control transaction December 31, 2008 was equal to the $16.97 fair market value per share of Class A common stock on that date.

While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred December 31, 2008, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Stock Incentive Plan and their severance agreements. Each executive officer would also be entitled to any gain attributable to his already-vested equity awards.

			Lump Sum		Value of Restricted	Section 280G
		Salary and	Benefit	Value of Option	Stock	Tax Gross
Name	Trigger	Bonus(1)	Payment(2)	Acceleration(3)	Acceleration(3)	Up(4)—	Total Value(5)

Scott A. McGregor	Change in Control	0	0	$0	$3,323,371	0	$3,323,371
	Qualifying Termination at Change in Control	3,040,675	$54,000	12,221,665	3,323,371	0	18,639,711
	Qualifying Termination without Change in Control	3,040,675	$54,000	12,221,665	3,323,371	0	18,639,711
	Death or Disability	615,000	0	0	3,323,371	0	3,938,371
Eric K. Brandt	Change in Control	0	0	0	1,522,005	0	1,522,005
	Qualifying Termination	997,200	54,000	882,066	1,522,005	0	3,455,271
	Death or Disability	300,000	0	0	1,522,005	0	1,822,005
Arthur Chong	Change in Control	0	0	0	1,060,625	0	1,060,625
	Qualifying Termination	800,000	35,000	768,861	1,060,625	0	2,664,486
	Death or Disability	50,000		0	1,060,625	0	1,110,625
Thomas F. Lagatta	Change in Control	0	0	0	792,838	0	792,838
	Qualifying Termination	825,240	54,000	2,918,314	792,838	0	4,590,392
	Death or Disability	250,000	0	0	792,838	0	1,042,838
Robert L. Tirva	Change in Control	0	0	0	797,743	0	797,743
	Qualifying Termination	270,117	54,000	258,198	797,743	0	1,380,058
	Death or Disability	108,000	0	0	797,743	0	905,743
David A. Dull	Change in Control	0	0	0	1,158,219	0	1,158,219
	Death or Disability	0	0	0	1,158,219	0	1,158,219
Henry Samueli, Ph.D.	Change in Control	0	0	0	0	0
	Death or Disability	0	0	0	1,683,763	0	1,683,763

(1)	“Qualifying Termination,” represents for Mr. McGregor, three times, for Messrs. Brandt, and Lagatta, two times, and for Mr. Tirva one times the sum of (i) such officer’s 2008 annual rate of base salary and (ii) the average of such officer’s annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs (or such fewer number of calendar years of employment with Broadcom). “Qualifying Termination” for Mr. Chong, represents two times (i) his 2008 annual rate of base salary plus (ii) the actual cash bonus he earned for 2008. For “Death or Disability,” represents the cash bonuses actually earned by each named executive officer, as determined by our Compensation Committee March 11, 2009.

(2)	Represents a lump sum payment in an amount estimated to cover the cost of COBRA continuation coverage and life and disability insurance coverage for a specified period following the qualifying termination event.

(3)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and RSUs.

The amounts shown as the value of the accelerated stock options and RSUs in connection with a change in control without a qualifying termination and for termination upon death or disability are based solely on the intrinsic value of the options and RSUs as of December 31, 2008. For options, the intrinsic value was calculated by multiplying (i) the amount by which the fair market value of our Class A common stock December 31, 2008 ($16.97) exceeded the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis December 31, 2008. For RSUs, the intrinsic value was calculated by multiplying (i) the fair market value of our Class A common stock December 31, 2008 ($16.97) by (ii) the assumed number of RSU shares vesting on an accelerated basis December 31, 2008.

The amount shown as the value of each accelerated option in connection with a qualifying termination represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting under such option on an accelerated basis December 31, 2008. It also takes into account the incremental fair value of the extended 24-month post-employment exercise period for the entire option. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2008 Form 10-K.

The amount shown as the value of the accelerated RSUs in connection with a qualifying termination represents the fair value calculated based on the fair market value of our Class A common stock December 31, 2008 ($16.97) multiplied by the assumed number of RSU shares vesting on an accelerated basis on December 31, 2008.

(4)	Calculated on the basis of (i) the parachute value determined for each change in control payment or benefit in accordance with the Treasury Regulations under Section 280G of the Internal Revenue Code, (ii) the W-2 wages of the individual for the five-year (2003 through 2007) or shorter period of employment with us (for Mr. Chong, the calculation was based on his annualized base salary for 2008 plus, his relocation reimbursements, related tax gross up, and his $150,000 sign-on bonus), (iii) an effective tax rate of 65.75% (federal, 35%; state, 10.3%; Medicare, 1.45%; and excise tax, 20%), (iv) the vesting of all outstanding unvested stock options and restricted stock units on the change in control date and (v) the additional 21-month post-employment exercise period for both vested options and the unvested options that accelerate on the change in control date. The parachute value attributable to the accelerated vesting of the stock options under clause (iv) is calculated using the safe harbor provided under Revenue Procedure 2003-68 with the following inputs: actual exercise price of each option, the $16.97 fair market value per share of the Class A common stock December 31, 2008, a volatility factor of 66%, and an expected term of 3 months calculated as of December 31, 2008. The parachute value attributable to the 21-month extension of the post-employment exercise period under clause (v) is calculated using a Black-Scholes option pricing model with the following inputs: actual exercise price of each option, the $16.97 fair market value per share of the Class A common stock December 31, 2008, a volatility factor of 66%, a risk-free rate of .76% and an expected term of 21 months calculated as of December 31, 2008.

(5)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Audit Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited 2008 financial statements, which include its consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2008, and the related notes thereto.

Composition and Charter.  The Audit Committee of the Board of Directors currently consists of three directors, all of whom qualify as “independent” and meet the other requirements under the current Nasdaq listing standards and SEC rules regarding audit committee membership: Mr. Farinsky, who serves as Chair, Ms. Handel and Mr. Switz. The Audit Committee operates under a written charter adopted by the Board, the current version of which is available on our website at www.broadcom.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of the accounting and financial reporting process and the integrity of the financial statements provided to shareholders and others; (ii) the functioning of the systems of internal accounting and financial controls; and (iii) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting; and by engaging and determining the compensation of the independent registered public accounting firm and overseeing its performance, qualifications and independence.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and maintaining effective internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows and that the company’s internal control over financial reporting is effective. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

In the absence of their possession of a reason to believe that such reliance is unwarranted, the members of the Audit Committee necessarily rely on the information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.  The Audit Committee reviewed and discussed the audited 2008 financial statements (including the quality of the company’s accounting principles) with management and the company’s independent registered public accounting firm for 2008, KPMG LLP. In addition, the Audit Committee consulted with management and KPMG LLP prior to recommending to the Board the presentation of the audited 2008 financial statements to the shareholders. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AU380), together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, and the Audit Committee discussed with KPMG LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Conclusion and Appointment of Independent Registered Public Accounting Firm.  Based upon the reviews and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC and reappointed KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009.

Submitted by the Audit Committee* of the Board:

George L. Farinsky, Chair
Nancy H. Handel
Robert E. Switz

* Mr. Major served as a member of the Audit Committee during 2008 through June 18, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy for approval of transactions between Broadcom and its executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock, and their respective immediate family members, each referred to as a Related Party, where the amount involved in the transaction exceeds or is expected to exceed $100,000. This policy provides that the Nominating & Corporate Governance Committee of the Board has the responsibility to review certain transactions subject to this policy and to decide whether or not to approve or ratify those transactions. In making its determination, the Nominating & Corporate Governance Committee takes into account the following factors, among other factors it may deem appropriate:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party;

•	The availability of other sources for comparable services or products;

•	The extent of the Related Party’s interest in the transaction;

•	The conflicts of interest and corporate opportunity provisions of our Code of Ethics;

•	The benefits of the transaction to Broadcom; and

•	The impact or potential impact on a director’s independence, in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable to Broadcom than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. The Nominating & Corporate Governance Committee intends to approve only those related party transactions that are in the best interests of Broadcom and our shareholders.

The Nominating & Corporate Governance Committee has adopted standing pre-approvals under the policy for compensation paid to directors and executive officers provided that such compensation is either reported under SEC rules or the Compensation Committee or other independent Board committee approved (or recommended to the Board to approve) such compensation.

Other than as described below or elsewhere in this proxy statement, since January 1, 2008 there has not been a transaction or series of related transactions to which Broadcom was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements with Directors and Officers.  In addition to the indemnification provisions contained in our Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our directors and elected officers. These agreements require Broadcom, among other things, to indemnify each director or officer against expenses (including attorneys’ fees), judgments, fines and settlements (collectively, “liabilities”) paid or incurred by such individual in connection with certain actions, suits or proceedings arising out of the individual’s status or service as a director or officer (subject to certain exceptions, including liabilities arising from willful misconduct, conduct knowingly contrary to the best interests of Broadcom, or conduct that is knowingly fraudulent or deliberately dishonest or conduct that results in improper personal benefit) and to advance or reimburse expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by Broadcom.

Pursuant to these agreements, we have advanced and/or reimbursed and will continue to advance or reimburse expenses and indemnify certain of our current and former directors, officers and employees for certain liabilities incurred in connection with or related to the defense of the lawsuits currently pending against Broadcom and certain of those indemnified individuals and other proceedings described under the heading “Proposal One: Election of Directors — Litigation Involving Directors, Officers and Affiliates,” referred to as the Equity Award Litigation. Each of the current and former directors, officers and employees receiving such advancements has also executed an “undertaking” letter agreement with us, whereby the individual has agreed to repay all amounts advanced or reimbursed by us on such individual’s behalf in connection with the Equity Award Litigation if it shall ultimately be determined that he was not entitled to indemnification under either our Bylaws, the indemnification agreement or the California Corporations Code.

From inception of the Equity Award Litigation through December 31, 2008 the total amount we advanced or reimbursed to our directors and executive officers (who were serving in such capacity during 2008) and Dr. Nicholas, who continues to beneficially own over 5% of our Class A common stock, is as follows:

Name

David Dull	$9.20 million
Vahid Manian	$0.06 million
Henry Nicholas, Ph.D.	$17.89 million
Alan E. Ross and Werner F. Wolfen*	$1.46 million
Henry Samueli, Ph.D.	$9.83 million
Total	$38.44 million

*	The amount set forth above is for Messrs. Ross and Wolfen collectively as they share the same legal counsel.

Certain directors and officers are not included in the above table as their legal representation is consolidated or combined with legal representation of Broadcom, also a named party in certain of the Equity Award Litigation.

The Nominating & Corporate Governance Committee has reviewed these costs and has either approved or ratified (because they were existing arrangements prior to the adoption of our policy) (i) all indemnification agreements with each current director and elected officer and (ii) the indemnification agreements with directors and elected officers who were serving in such capacities during 2008 and with Dr. Nicholas as the beneficial holder of over 5% of our Class A common stock during 2008.

We maintain directors’ and officers’ insurance, which has reimbursed us for some of the costs related to the Equity Award Litigation. From inception of the Equity Award Litigation through March 20, 2009 we have received reimbursements for third party costs from our directors’ and officers’ insurance providers in the amount of $38.30 million.

Although we maintain directors’ and officers’ insurance, the amount provided by such insurance may not be sufficient to cover the total costs related to the matters described above. Additionally, it is possible that our insurance policies may not provide coverage for certain of the matters and circumstances described above or that portions of payments by our insurance companies previously made to us will be required to be repaid to the insurance companies as these matters reach conclusion. Our insurance carriers have reserved their rights under their respective policies, and in the third quarter of 2008 one of our insurance carriers notified us that coverage was not available and that it intended to suspend payment to us. As a result, we ceased receiving reimbursements under certain policies for our expenses related to the Equity Awards Litigation and those of the persons described above and to related matters for non-officer employees. However, in January 2009 we entered into an agreement with that insurance carrier and certain of our other insurance carriers pursuant to which, without prejudicing our rights or the rights of such insurers, we have received payment from certain of these insurers under these insurance policies, which amounts are included in the amount listed in the preceding paragraph.

OTHER INFORMATION

2008 Annual Report to Shareholders

A copy of our 2008 annual report to shareholders has been provided concurrently with this proxy statement (or made available electronically, for shareholders who elected to access these materials over the Internet) to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2008 annual report to shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material. On February 4, 2009 we filed with the SEC an annual report on Form 10-K for the year ended December 31, 2008. The 2008 Form 10-K has been printed (without certain exhibits) as part of our 2008 annual report to shareholders. Shareholders may also obtain a copy of the 2008 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from our website at www.broadcom.com/investors, or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. The 2008 Form 10-K and information contained on our website, other than this proxy statement, are not considered proxy solicitation material and are not incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur Chong
Irvine, California	Senior Vice President, General Counsel and
March 30, 2009	Secretary

BROADCOM CORPORATION
CLASS A COMMON STOCK

PROXY FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Shareholders (the “Annual Meeting ”) to be held May 14, 2009 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Broadcom Corporation (the “Company ”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 14, 2009 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 13, 2009. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	05. Scott A. McGregor	☐	☐	☐
02.	Nancy H. Handel	06. William T. Morrow
03.	Eddy W. Hartenstein	07. Robert E. Switz
04.	John E. Major
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
3.	To ratify the appointment of KPMGLLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

4.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposal 2. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BROADCOM CORPORATION
CLASS B COMMON STOCK

PROXY FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Shareholders (the “Annual Meeting “) to be held May 14, 2009 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Broadcom Corporation (the “Company ”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 14, 2009 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 13, 2009. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	05. Scott A. McGregor	☐	☐	☐
02.	Nancy H. Handel	06. William T. Morrow
03.	Eddy W. Hartenstein	07. Robert E. Switz
04.	John E. Major
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
3.	To ratify the appointment of KPMGLLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

4.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposal 2. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date